                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                DUTY FREE INTERNATIONAL, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.  Title of each class of securities to which transaction applies:

     2.  Aggregate number of securities to which transaction applies:

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount on which the filing fee is calculated and state how it was determined):

     4.  Proposed maximum aggregate value of transaction:

     5.  Total fee paid:
/ /  Fee paid previously with preliminary materials.
/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         $141,582
     2)  Form, Schedule or Registration Statement No.:
         Schedule 14D-1 and Schedule 13D
     3)  Filing Party:
         BAA plc and W&G Acquisition Corporation
     4)  Date Filed:
         July 9, 1997

                         DUTY FREE INTERNATIONAL, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD SEPTEMBER 2, 1997

To the Stockholders of
DUTY FREE INTERNATIONAL, INC.:

    NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the
"Special Meeting") of Duty Free International, Inc., a Maryland corporation (the
"Company"), will be held at 63 Copps Hill Road, Ridgefield, Connecticut, on
Tuesday, September 2, 1997, at 9 a.m., Eastern time, for the following purposes:

        1. To consider and vote upon a proposal (the "Merger Proposal") to approve the merger of W&G Acquisition Corporation ("W&G"), a wholly-owned indirect subsidiary of BAA plc ("BAA"), into the Company (the "Merger") in accordance with the Agreement and Plan of Merger (the "Merger Agreement"), attached as Annex I to the accompanying Proxy Statement, among the Company, BAA and W&G, pursuant to which each outstanding share of common stock, par value $0.01 per share (the "Shares"), of the Company (other than stock of the Company owned by the Company, BAA or any of their respective subsidiaries) will be converted into the right to receive $24.00 in cash.

        2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Only stockholders of record at the close of business on August 15, 1997, will be entitled to notice of, and to vote at, the Special Meeting.

    THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE
MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN
THE BEST INTERESTS OF THE COMPANY'S COMMON STOCKHOLDERS AND RECOMMENDS THAT
COMMON STOCKHOLDERS VOTE "FOR" THE MERGER PROPOSAL.

    Under Maryland law, stockholders of the Company are entitled to appraisal rights in connection with the Merger.

                                                By Order of the Board of
Directors
                                                Gerald F. Egan
                                                Corporate Secretary
Dated: August 20, 1997
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                               TABLE OF CONTENTS

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SUMMARY....................................................................................................          i
INTRODUCTION...............................................................................................          1
  Purpose of the Special Meeting...........................................................................          1
  Voting at the Special Meeting............................................................................          1
  Proxies..................................................................................................          1
  Proxy Solicitation.......................................................................................          2
  Other Matters to Be Considered...........................................................................          2
THE MERGER.................................................................................................          2
  Background of the Merger.................................................................................          2
  Recommendation of the Company's Board of Directors.......................................................          6
  Opinion of Financial Advisor.............................................................................          7
  Interests of Certain Persons.............................................................................          8
  Certain Effects of the Consummation of the Offer on the Shares...........................................          9
  The Merger Agreement.....................................................................................          9
  The Shareholders Agreement...............................................................................         15
  The Option Agreement.....................................................................................         16
  Source and Amount of Funds...............................................................................         17
  BAA's Reasons for the Merger; Plans for the Company After the Merger.....................................         17
  Accounting Treatment of the Merger.......................................................................         17
RIGHTS OF OBJECTING STOCKHOLDERS...........................................................................         17
CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................................................         19
SELECTED CONSOLIDATED FINANCIAL DATA.......................................................................         20
SELECTED FINANCIAL DATA....................................................................................         20
SUPPLEMENTARY CONSOLIDATED FINANCIAL INFORMATION...........................................................         21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................         22
  Regulation and Economic Factors Affecting the Duty Free Industry.........................................         22
  Results of Operations....................................................................................         22
  Liquidity and Capital Resources..........................................................................         29
PRICE RANGE OF SHARES......................................................................................         30
BUSINESS OF THE COMPANY....................................................................................         31
  General..................................................................................................         31
  Organization and Operations..............................................................................         31
  Border Division..........................................................................................         31
  Airport Division.........................................................................................         32
  Diplomatic and Wholesale Division........................................................................         33
  Inflight Division........................................................................................         33
  Regulation...............................................................................................         33
  Suppliers Distribution and Inventory Control.............................................................         34
  Economic Conditions and Exchange Rates...................................................................         34
  Competition..............................................................................................         35
CERTAIN INFORMATION CONCERNING BAA AND W&G.................................................................         35
OTHER MATTERS..............................................................................................         35
ADDITIONAL INFORMATION.....................................................................................         36
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................         36

ANNEX I -- Agreement and Plan of Merger....................................................................        I-1
ANNEX II -- Opinion of Compass Partners International, L.L.C...............................................       II-1

                                    SUMMARY

    This summary has been prepared to assist stockholders of Duty Free
International, Inc., a Maryland corporation (the "Company"), in their review of the proposal (the "Merger Proposal"), described in detail in the attached Proxy
Statement, to approve the merger of W&G Acquisition Corporation, a Maryland corporation ("W&G") and an indirect wholly-owned subsidiary of BAA plc, a corporation organized under the laws of England ("BAA"), into the Company (the
"Merger"), in accordance with an Agreement and Plan of Merger, dated as of July
2, 1997 (the "Merger Agreement"), by and among the Company, BAA and W&G, as a result of which (i) the Company will be the surviving corporation and will become an indirect wholly-owned subsidiary of BAA, and (ii) each outstanding share of common stock, par value $0.01 per share (the "Shares") (other than stock of the Company owned by the Company, BAA or any of their respective subsidiaries), will be converted into the right to receive $24.00 in cash.

    The Proxy Statement and the accompanying notice of special meeting and form of proxy are first being mailed on or about August 20, 1997 to stockholders entitled to notice of and to vote at the Special Meeting of Stockholders of the Company to be held on Tuesday, September 2, 1997 (the "Special Meeting").

    This summary is not intended to be a complete explanation of the matters relating to the Merger Agreement or the proposed Merger and is qualified in all respects by reference to the detailed explanation contained in this Proxy
Statement and the Annexes hereto. Stockholders are urged to review carefully the entire Proxy Statement, including the Annexes. Cross references in this summary are to captions in the Proxy Statement.

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PURPOSE OF SPECIAL MEETING.............  To vote upon the Merger. See 'INTRODUCTION--
                                         Purpose of the Special Meeting'.

DATE AND TIME OF SPECIAL MEETING.......  Tuesday, September 2, 1997 at 9 a.m., Eastern time

PLACE OF MEETING.......................  63 Copps Hill Road, Ridgefield, Connecticut

RECORD DATE............................  August 15, 1997

NUMBER OF OUTSTANDING SHARES OF STOCK    27,527,462 Shares
  ENTITLED TO VOTE.....................

APPROXIMATE NUMBER OF OWNERS OF RECORD   118
  OF SHARES OF STOCK

MERGER TERMS...........................  In the Merger, the Company will become an indirect wholly-owned subsidiary of BAA, and each
                                         outstanding Share will be converted into the right
                                         to receive $24.00 per Share in cash (the 'Merger
                                         Consideration'). See 'THE MERGER'.

REQUIRED VOTE..........................  The affirmative vote of the holders of a majority of the outstanding Shares is required for approval
                                         of the Merger. See 'INTRODUCTION--Voting at the
                                         Special Meeting'.

                                         AT THE CLOSE OF BUSINESS ON THE RECORD DATE, BAA
                                         BENEFICIALLY OWNED, DIRECTLY AND THROUGH W&G,
                                         27,230,740 SHARES, OR APPROXIMATELY 99%, OF THE
                                         AGGREGATE VOTING POWER OF THE OUTSTANDING SHARES.
                                         BAA AND W&G WILL VOTE ALL OF SUCH
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                                       i
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                                         SHARES IN FAVOR OF THE MERGER. APPROVAL OF THE
                                         MERGER IS THEREFORE ENSURED.

RECOMMENDATION OF THE COMPANY'S          The Company's Board of Directors has unanimously
  BOARD OF DIRECTORS...................  approved the Merger and the Merger Agreement, has determined that the Merger is fair to and in the
                                         best interests of the Company's common stockholders
                                         and recommends that common stockholders vote 'FOR'
                                         the Merger Proposal. See 'THE MERGER--
                                         Recommendation of the Company's Board of
                                         Directors'.

OPINION OF FINANCIAL ADVISOR...........  Compass Partners International, L.L.C., the
                                         Company's financial advisor ('Compass'), has
                                         delivered to the Board of Directors of the Company
                                         its written opinion dated July 2, 1997 that, as of
                                         such date and on the basis of and subject to the
                                         matters set forth therein, the cash consideration
                                         to be received by the holders of Shares in the
                                         Offer and the Merger was fair, from a financial
                                         point of view, to such holders. See 'THE
                                         MERGER--Opinion of Financial Advisor'.

RIGHTS OF OBJECTING STOCKHOLDERS.......  Stockholders of the Company are entitled to appraisal rights under Maryland law in connection
                                         with the Merger. A Stockholder who objects to the
                                         Merger and follows specified procedures is entitled
                                         to appraisal rights with respect to the Merger. In
                                         order to be entitled to appraisal rights, a
                                         Stockholder must (a) deliver to the Company at or
                                         prior to the Special Meeting a written objection to
                                         the Merger, (b) ensure that his Shares are not
                                         voted (or deemed to have been voted) to approve the
                                         Merger Agreement and the Merger, (c) after the
                                         Merger is consummated, follow the procedures set
                                         forth in a notice sent to such Stockholder, and (d)
                                         make a written demand for payment for his Shares.
                                         If a judicial determination of the fair value of
                                         Shares held by such Stockholder is necessary, such
                                         a determination may result in a value that is more
                                         than, less than, or equal to the consideration
                                         which would have been paid by BAA pursuant to the
                                         Merger.

                                         A STOCKHOLDER WHO RETURNS A SIGNED PROXY BUT FAILS
                                         TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH
                                         SUCH SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE
                                         VOTED TO APPROVE THE MERGER AGREEMENT AND THE
                                         MERGER AND THEREFORE TO HAVE WAIVED HIS DISSENTERS'
                                         RIGHTS. NEITHER A VOTE AGAINST, NOR AN ABSTENTION,
                                         NOR A FAILURE TO VOTE WITH REGARD TO THE MERGER
                                         AGREEMENT AND THE MERGER WILL CONSTITUTE A TIMELY
                                         WRITTEN OBJECTION TO THE MERGER. See 'RIGHTS OF
                                         OBJECTING STOCKHOLDERS' in the Proxy Statement for
                                         a more complete discussion of stockholders
                                         appraisal rights.


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                                         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                                         COMMON STOCKHOLDERS VOTE 'FOR' THE MERGER PROPOSAL.

                                         Stockholders are urged to read and consider
                                         carefully the information contained in this Proxy
                                         Statement and to consult with their personal
                                         financial and tax advisors.

                                         This Proxy Statement and the accompanying form of
                                         proxy are first being mailed to stockholders on or
                                         about August 20, 1997.

                                         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.
                                         THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE
                                         SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND
                                         RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE PAID
                                         ENVELOPE.

                                         NO PERSON IS AUTHORIZED BY THE COMPANY TO GIVE ANY
                                         INFORMATION OR TO MAKE ANY REPRESENTATION NOT
                                         CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR
                                         MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT
                                         BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE
                                         DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY
                                         THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION
                                         SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY
                                         OR BAA SINCE THE DATE HEREOF.

                                  INTRODUCTION

    This Proxy Statement is being furnished to the stockholders of the Company in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Special Meeting.

    This Proxy Statement and accompanying Notice of Special Meeting of Stockholders and form of proxy are being mailed on or about August 20, 1997 to stockholders entitled to notice of, and to vote at, the Special Meeting.

PURPOSE OF THE SPECIAL MEETING

    At the Special Meeting, the stockholders of the Company are being asked to consider and vote upon the approval of the Merger. Under the terms of the Merger Agreement, at the Effective Time (as hereinafter defined), (i) W&G will be merged with and into the Company, (ii) the Company will be the corporation surviving the Merger (the "Surviving Corporation"), (iii) the separate existence of W&G will cease, (iv) the Company will become an indirect wholly-owned subsidiary of BAA, and (v) each outstanding Share will be converted into the right to receive $24.00 in cash (the "Merger Consideration"), and holders of Shares immediately prior to the consummation of the Merger will possess no further interest in, or rights as stockholders of, the Company.

VOTING AT THE SPECIAL MEETING

    The Board of Directors of the Company has fixed the close of business on August 15, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of the Shares at the close of business on the Record Date will be entitled to vote at the Special Meeting. At the close of business on the Record Date, there were 27,527,462 Shares outstanding and entitled to vote, held by approximately 118 stockholders of record.

    The affirmative vote of the holders of at least a majority of the outstanding Shares is required by the Maryland General Corporation Law (the "MGCL") and the charter of the Company (the "Charter") for approval of the Merger. AT THE CLOSE OF BUSINESS ON THE RECORD DATE, BAA BENEFICIALLY OWNED, DIRECTLY AND THROUGH W&G, 27,230,740 SHARES, OR APPROXIMATELY 99%, OF THE AGGREGATE VOTING POWER OF THE OUTSTANDING SHARES. ACCORDINGLY, BAA HAS THE POWER TO APPROVE THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER SHARES. BAA AND W&G WILL VOTE ALL OF SUCH SHARES IN FAVOR OF THE MERGER. APPROVAL OF THE MERGER IS THEREFORE ENSURED.

    On July 2, 1997, the Company's Board of Directors elected to exempt BAA from Sections 3-601 et seq. (relating to certain business combinations) of the MGCL in connection with the Offer (as hereinafter defined), the Merger Agreement and the Merger.

    Any Shares not voted (whether by abstention, broker non-vote or otherwise) will have the effect of votes "AGAINST" the Merger.

PROXIES

    Stockholders of the Company are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Shares represented by properly executed proxies received by the Company and not revoked as described in the following paragraph will be voted at the Special Meeting in accordance with the instructions contained herein. If instructions are not contained therein, proxies will be voted FOR approval of the Merger Proposal.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted (a) by filing with the Secretary of the Company written notice of such revocation bearing a later date than the proxy,
(b) by duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of the Company, or (c) by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to the attention of Gerald F. Egan, Corporate Secretary, Duty Free International, Inc., 63 Copps Hill Road, Ridgefield, Connecticut 06877.

PROXY SOLICITATION

    All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. No solicitation in addition to this solicitation by use of the mails will be made in connection with this solicitation, brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to beneficial owners of Shares held of record by them, and such custodians will be reimbursed for their expenses.

    All information in this Proxy Statement concerning BAA and W&G has been supplied by BAA. All other information herein has been supplied by the Company.

OTHER MATTERS TO BE CONSIDERED

    It is not anticipated that any matter other than approval of the Merger will be brought before the Special Meeting. The Bylaws of the Company provide that no business may be transacted at a special meeting of stockholders unless it is included in the notice of the meeting. However, if any other matter should properly come before the meeting, proxies will be voted in the discretion of the persons named in the enclosed proxy.

                                   THE MERGER

BACKGROUND OF THE MERGER

    Since its formation, the Company has grown primarily through acquisitions. In 1992, it completed the acquisition of UETA, Inc., which afforded it the ability to serve duty-free markets along the United States/ Mexico border. In 1994, it acquired Inflight Sales Group Ltd., a company engaged in duty-free sales on international air flights. Because it has actively pursued acquisitions, the Company has frequently been in discussions with other companies interested in potential business combinations.

    In October 1996, Alfred Carfora, the President and Chief Executive Officer of the Company, met with the chief executive officer of another duty-free retailer (the "other retailer") at a duty-free industry convention. They agreed to meet in January 1997 to discuss opportunities for potential business combinations between certain operations of each of the Company and the other retailer.

    At the same industry convention, in October 1996, Mr. Carfora met Barry Gibson, Group Retail Director of BAA, and they discussed possible business combinations between the Company and BAA. Mr. Carfora and Mr. Gibson agreed to meet again in January 1997 to continue such discussions.

    At its December 1996 meeting, the Board of Directors of the Company authorized management to engage in discussions with both BAA and the other retailer regarding potential business combinations.

    On January 6, 1997, the Company resumed discussing different possible transactions with BAA, including a joint venture with BAA of the Company's and BAA's duty-free retail operations, a contribution of BAA's duty-free retail operations to the Company in exchange for Shares of the Company and other possible transactions. Also on that date, the Company entered into the Company Confidentiality Agreement with BAA and BAA entered into the BAA Confidentiality Agreement with the Company. Thereafter, the Company and BAA exchanged certain confidential financial information and other confidential information relating to their respective duty-free operations.

    At its meeting on January 24, 1997, the Board of Directors of the Company authorized management to engage in further discussions with both the other retailer and BAA, with the objective of exploring the possibility of a transaction with either the other retailer or BAA, and also authorized the Company's engagement of Compass. The Company retained Compass as its exclusive financial advisor in connection with any transaction involving the sale of control of the Company and entered into a letter agreement dated April 1, 1997 with Compass relating thereto (the "Engagement Letter").

    On April 19, Mr. Carfora received an inquiry from Mr. Gibson as to whether the Company would be willing to consider an offer to purchase all of the outstanding Shares of the Company. The parties discussed matters that would need to be addressed in connection with such a transaction, and Mr. Gibson said that if BAA were to proceed, it would require the Company to enter into an exclusivity agreement for a certain period of time.

    On April 22, Mr. Carfora met with an executive officer of the other retailer to discuss opportunities for a potential business combination between the Company and certain of the other retailer's operations.

    On April 25, Mr. Carfora, together with a representative of Compass, met with Mr. Gibson and Russell Walls, Group Finance Director of BAA, to discuss the possible acquisition of the Company by BAA in a cash tender offer. Although a price range per share of $21.00-$23.00 was raised at the meeting, no detailed discussion or agreement concerning such a range was reached at that time.

    On May 7, the Company entered into an exclusivity agreement with BAA (the "Exclusivity Agreement"), providing, among other things, that until May 30, the Company would not initiate or solicit offers for a business combination from any other person. Promptly thereafter, BAA commenced a due diligence review of the Company's business, including non-public information provided by the Company. The term of the Exclusivity Agreement was subsequently extended until June 13.

    On May 9, representatives of BAA and of NatWest Markets met with Mr. Carfora and Gerald F. Egan, Chief Financial Officer of the Company, and representatives of Compass. At this meeting, the Company's representatives responded to questions from BAA regarding the Company's financial position and operating results.

    On May 12, Mr. Gibson and other representatives of BAA met with Mr. Carfora and other representatives of the Company and representatives of Compass at the offices of Gleacher NatWest Inc. to discuss strategic values which might be achieved through a business combination transaction and to discuss financial due diligence matters. On May 13, representatives of BAA's and the Company's respective independent accountants met to review tax and accounting matters. On May 14, representatives of BAA and the Company met in the offices of Compass to review the Company's management information systems. From May 12 through May 16, representatives of BAA, Cahill Gordon & Reindel, counsel to BAA ("Cahill"), and BAA's independent accountants visited the offices of Morgan, Lewis & Bockius LLP, counsel to the Company ("MLB"), to review information regarding the Company and its business.

    On May 16, Mr. Carfora received a follow-up inquiry from the other retailer regarding the opportunities for potential business combinations that had been the subject of the other retailer's and the Company's earlier discussions, as well as the possibility of the other retailer acquiring a controlling interest in the Company.

    On May 18, the Company advised BAA of the Company's receipt of an expression of interest from another interested party, although the name of such party was not disclosed at that time.

    At a meeting of the Board of Directors of the Company on May 22, Mr. Carfora updated the Board as to the status of the separate discussions with BAA and the other retailer. The Board reconfirmed the authorization of management to engage in further discussions with BAA and the other retailer regarding possible business combinations.

    On Friday, May 23, BAA distributed the initial draft of the Merger Agreement and related documents to the Company's representatives. The draft Merger Agreement did not set forth any terms regarding the price to be proposed by BAA, a subject which was left for discussion between the chief executives of the Company and BAA.

    On May 23, an executive officer of the other retailer sent a letter to Mr. Carfora expressing interest in the possibility of the other retailer acquiring 100% of the equity of the Company.

    On May 27, the other retailer and one of its affiliates entered into a confidentiality and standstill agreement with the Company, on substantially the same terms set forth in the Company Confidentiality Agreement between the Company and BAA, and the Company prepared to provide to the other retailer the same information that had previously been provided to BAA.

    The Board of Directors of the Company met by conference telephone call on May 28, at which time Mr. Carfora informed the Board of the letter received from the other retailer. He also told the Board that BAA had been informed that another unnamed party had expressed interest and that, based on this development, the transaction had been removed from the agenda for a scheduled meeting of the board of BAA. Mr. Carfora further explained that information would be provided to the other retailer so that it would be in substantially the same position as BAA to evaluate a potential transaction with the Company. Discussions would then be pursued so that the Company could determine whether the proposal of the other retailer presented a potential alternative to the transaction with BAA. Mr. Carfora said a more definitive expression of interest from the other retailer was expected by the end of the week.

    On May 29, at the request of the Company, Compass provided to the other retailer an information memorandum prepared by the Company containing certain non-public financial information regarding the Company and its business.

    On June 3, the other retailer informed Mr. Carfora that it would not proceed with a purchase of 100% of the equity of the Company, but proposed that the Company consider the contribution to the Company of certain of the other retailer's duty-free operations in exchange for Shares of the Company, as well as the possible acquisition by the other retailer of a controlling interest in the Company. At the Company's direction, Compass requested additional information regarding the proposed alternative transaction. Subsequently, the other retailer provided to Compass and the Company financial data with respect to certain of its duty-free operations.

    On June 5, the Chairman of BAA, Sir John Egan, informed Mr. Carfora that BAA would not be in a position to proceed with further discussions regarding the price range for any possible business combination until after July 2.

    On June 13, the Company forwarded to BAA comments on the proposed draft of the Merger Agreement.

    On June 18, Mr. Carfora suggested to Mr. Gibson that BAA should propose a price of $26.00 per Share. Mr. Gibson said he would need to discuss this price with the directors of BAA. On June 23, the Company and BAA reached a tentative understanding on a price per Share in the range of $23.00 to $25.00.

    On June 19, the other retailer informed the Company that it did not wish to pursue the possible acquisition of a controlling interest in the Company, but that it remained interested in discussing the contribution to the Company of certain of the other retailer's duty-free operations in exchange for Shares of the Company.

    On June 28, BAA distributed a revised draft of the Merger Agreement.

    On June 30, the Company provided to BAA its comments on the revised Merger Agreement, as well as the Shareholders Agreement and the Option Agreement, although an express stipulation was made by the Company that there was no agreement that the Option Agreement and/or the Shareholders Agreement would be entered into.

    On July 1, representatives of the Company and BAA met to negotiate the provisions of the Merger Agreement.

    On July 2, further discussions were held by the Company and BAA with respect to the proposed price for the transaction. At the conclusion of such discussions, BAA proposed to acquire 100% of the equity of the Company for $24.00 per Share, conditioned upon the execution and delivery of the Option Agreement by the Company and the Shareholders Agreement by certain of the Company's stockholders, including Gebr. Heinemann, its largest stockholder.

    On July 2, revised drafts of the Merger Agreement, the Option Agreement and the Shareholders Agreement were circulated by BAA and further negotiation thereof between BAA and the Company ensued throughout the day.

    At a special telephonic meeting of the Board on July 2, representatives of Compass made a presentation to the Board which included, among other things, a discussion of the merits and effects of the transaction proposed with BAA, the alternative transaction proposed by the other retailer on June 3, and the Company continuing to operate on a stand-alone basis. Representatives of Compass also delivered its written opinion dated July 2, 1997 that, as of such date and on the basis of and subject to the matters set forth therein, the cash consideration to be received by the holders of Shares in the Offer and the Merger was fair, from a financial point of view, to such holders. The Board also received a summary by counsel to the Company regarding the negotiation of and the principal terms of the Merger Agreement, the Option Agreement and the Shareholders Agreement. The Board was informed that BAA was insisting that the Shareholders Agreement and the Option Agreement be executed by the respective parties thereto as a condition to proceeding with the transaction. The Board deliberated as to the proposed transaction with BAA, the alternative transaction proposed by the other retailer and the possibly of continuing to operate on a stand-alone basis and the respective merits and effects of each. After consideration of the presentations made by the Company's management and its financial and legal advisors, the Board unanimously (i) approved the Merger Agreement and the transactions contemplated thereby, (ii) determined that the Offer and the Merger are advisable and fair to and in the best interests of the stockholders of the Company, (iii) determined to recommend acceptance of the Offer and approval of the Merger by the stockholders of the Company, (iv) took actions to amend the Company's Bylaws to exempt the transactions contemplated by the Merger Agreement from the control share acquisition provisions of the MGCL and (v) adopted a resolution exempting the transactions contemplated by the Merger Agreement from the business combination provisions of the MGCL.

    On July 2, 1997, the Company was informed that the Board of BAA had unanimously approved the terms and conditions of the proposed transaction with the Company, including the terms and conditions of the Merger Agreement and the other transaction documents contemplated thereby.

    In the early morning of July 3, the parties executed the Merger Agreement, dated as of July 2, 1997, and publicly announced the transactions contemplated thereby.

    On July 9, 1997, W&G commenced a tender offer to purchase all outstanding Shares at a price of $24.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 9, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

    The Offer expired at 12:00 Midnight (New York City time) on August 5, 1997, at which time Shares, or approximately 99% of the outstanding Shares, had been validly tendered and were accepted for payment.

    On August 6, 1997, the Company reconstituted its Board of Directors to include the designees of BAA. All the Company's directors, except Al Carfora, resigned from the Board and were replaced by Gerald Egan and John Edmondson of the Company, and Sir John Egan, Russell Walls, Brian Collie and Nicholas Ziebland, designees of BAA.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

    Based on the proposed terms of the draft Merger Agreement presented to the Board on July 2, 1997, and after receiving presentations from management of the Company, Compass and the Company's legal advisors, the Board unanimously determined that the Offer and Merger Agreement are fair to, and in the best interest of, the common stockholders of the Company. The Board then approved the Merger Agreement, the Shareholders Agreement, the Option Agreement and the transactions contemplated thereby and recommended that all holders of Shares tender their Shares pursuant to the Offer. The form of letter to stockholders communicating the Board's recommendation and the press release announcing such recommendation were exhibits to the Solicitation/Recommendation Statement on
Schedule 14D-9 filed by the Company with the SEC on July 9, 1997 (the "Schedule 14D-9") and are available as described in "BUSINESS OF THE COMPANY." The Board now recommends that common stockholders vote "FOR" the Merger.

    In reaching its determination and recommendations described in the preceding paragraph, the Board considered a number of factors including the following:

        (i) the familiarity of the Board of Directors with the Company's business, financial condition, results of operations, properties and prospects as an independent entity, and the nature of the industry in which it operates, based in part upon presentations by the Company's management and Compass;

        (ii) the trading range for the Company's Shares during the period from 1995 to the present, and the fact that the $24.00 price proposed by BAA represents a significant premium over the sale prices for the Company's Shares over the past three years;

       (iii) the Board's determination, based in part on presentations by the Company's management and Compass, that the alternative transaction proposed by the other retailer on June 3 was, on balance, less favorable to the Company and its stockholders because the alternative transaction did not constitute an offer to acquire all of the equity of the Company for cash but rather involved the contribution to the Company of certain operations of the other retailer which when combined with the Company's operations, were expected to generate limited synergies and, therefore, were not expected to alleviate the intensified competition faced by the Company, and that the terms of the Merger Agreement, including the termination fee and expense reimbursement provisions, should not preclude third parties from making bona fide acquisition proposals subsequent to signing the Merger Agreement;

        (iv) the terms of the Merger Agreement, including the proposed structure of the Offer and the Merger involving an immediate cash tender offer for all outstanding Shares to be followed by a merger for the same consideration, thereby enabling stockholders to obtain cash for their Shares at the earliest possible time;

        (v) the presentation of Compass at the July 2, 1997 Board meeting and the written opinion of Compass dated July 2, 1997 that, as of such date and on the basis of and subject to the matters set forth therein, the cash consideration to be received by the holders of the Shares pursuant to the Offer and the Merger was fair, from a financial point of view, to such holders. A copy of the written opinion of Compass, which sets forth the factors considered and the assumptions made, is attached hereto as Annex II and incorporated herein by reference. See "Opinion of Financial Advisor."

        (vi) that the Merger Agreement permits the Company, prior to the acceptance for payment of Shares pursuant to the Offer, to furnish nonpublic information and access thereto to third parties, in response to an unsolicited written bona fide proposal for a merger or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the equity securities of the Company or more than 20% of the Company's consolidated total assets which contains no financing condition from a person the Company's Board reasonably believes has the financial ability to make a takeover proposal which is, after taking into account the written advice of the Company's investment banker, more favorable to the Company's stockholders than the Offer and the Merger and to participate in the discussions and negotiations with such parties with respect thereto;

       (vii) the ability of BAA and W&G to consummate the Offer and the Merger without conditioning the Offer on the arrangement of financing; and

      (viii) the enhanced competition the Company had encountered in seeking to retain existing, or to acquire new, duty-free and other retail concessions at airports; the prospect of the significant reduction of duty-free markets in the European Community commencing in 1999; and the increased competition the Company could thereafter experience from duty-free operators with greater access to capital resources than the Company.

    The Board of Directors did not assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Board of Directors viewed its position and recommendations as being based on the totality of the information presented to and considered by it.

OPINION OF FINANCIAL ADVISOR

    As described under "THE MERGER--Background of the Merger; Recommendation of the Company's Board of Directors" above, the Company engaged Compass to act as its exclusive financial advisor in connection with any transaction involving the sale of control of the Company. Compass has delivered to the Board of Directors of the Company its written opinion dated July 2, 1997 that, as of such date and on the basis of and subject to the matters set forth therein, the cash consideration to be received by the holders of Shares in the Offer and the Merger was fair, from a financial point of view, to such holders. Compass's opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger at the Special Meeting.

    A copy of Compass's opinion, which sets forth among other things the assumptions made, procedures followed, and matters considered, and limits on the review undertaken, is attached to this Proxy Statement as Annex II and is incorporated herein by reference. Compass's opinion should be read by stockholders of the Company carefully in its entirety.

    In arriving at its opinion, Compass (a) reviewed certain publicly available financial statements and other business and financial information relating to the Company that Compass believed to be relevant to its inquiry, including the Company's Forms 10-K for the three years ended January 31, 1997 and its Form 10-Q for the fiscal quarter ended April 30, 1997; (b) reviewed certain financial analyses, financial forecasts, reports and other information prepared by the management of the Company; (c) conducted discussions with members of management of the Company concerning the Company's historical and current operations, financial condition and prospects and such other matters Compass deemed relevant; (d) reviewed the historical financial information and stock price data of the Company and compared such financial data with similar information for certain other companies Compass deemed relevant; (e) reviewed the financial terms of the Offer and the Merger and compared such financial terms with similar information for other selected acquisitions Compass deemed relevant; (f) reviewed drafts dated July 2, 1997 of the Merger Agreement, the Stock Option Agreement and the Shareholders Agreement; and (g) conducted such other studies, analyses and investigations as Compass deemed appropriate.

    In arriving at its opinion, Compass, with the consent of the Board of Directors of the Company, assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it or publicly available and did not assume any responsibility for the independent verification of any such information. In addition, Compass did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or assets of the Company. Compass, with the consent of the Board of Directors of the Company, assumed that the financial forecasts provided to it were reasonably prepared by the Company's management on bases reflecting the best currently available estimates and good faith judgments of such management as to the future financial performance of the Company. Compass did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities (contingent or otherwise) of the Company, nor was it furnished with such materials. Compass's opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof.

    The Company has retained Compass to act as its exclusive financial advisor in connection with any proposed sale transaction as defined in the Engagement Letter. Pursuant to the Engagement Letter, the Company agreed to pay Compass a fee of $4,000,000 (less a $100,000 retainer previously paid to Compass by the Company) for Compass's financial advisory services, 20% of which has been paid and the remainder of which became payable upon the purchase of Shares pursuant to the Offer. The Company also agreed to reimburse Compass for reasonable out-of-pocket expenses incurred by Compass in connection with its activities under the Engagement Letter, including reasonable fees and disbursements of Compass's legal counsel. In addition, the Company agreed to indemnify Compass against certain liabilities arising under federal securities laws.

    Pursuant to a letter agreement dated April 1, 1997 between the Company and Compass, the Company has indemnified Compass against certain expenses and liabilities if incurred in connection with its engagement.

INTERESTS OF CERTAIN PERSONS

    Certain members of the Company's management and of the Board of Directors of the Company may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of the Company. The Board of Directors of the Company was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

    Each of David H. Bernstein, Alfred Carfora, John A. Couri, Heribert Diehl and Carl Reimerdes (each a Director of the Company) and Gebr. Heinemann agreed to enter into the Shareholders Agreement, pursuant to which they agreed to validly tender (and not withdraw) pursuant to and in accordance with the terms of the Offer, the number of Shares beneficially owned by him, her or it, and to vote the Shares held of record or beneficially owned by each of them, among other things, in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and Shareholders Agreement and any actions required in furtherance thereof. See description under "The Shareholders Agreement."

    In connection with the transactions contemplated by the Merger Agreement, various members of management, including Alfred Carfora, the Chief Executive Officer, John Edmondson, the Chief Operating Officer, and Gerald F. Egan, the Chief Financial Officer, have entered into employment contracts with the Company with durations ranging from two to three years and setting forth base salaries and bonuses at levels comparable to their current compensation.

    The Company retained Compass (of which Stephen M. Waters, a Director of the Company, is a founding partner) to act as its exclusive financial advisor in connection with any proposed sale transaction as defined in the Engagement Letter. Pursuant to the Engagement Letter, the Company agreed to pay Compass a fee of $4,000,000 (less a $100,000 retainer previously paid to Compass by the Company) for Compass's financial advisory services 20% of which has been paid and the remainder of which became payable upon the purchase of Shares pursuant to the Offer. The Company also agreed to reimburse Compass for reasonable out-of-pocket expenses incurred by Compass in connection with its activities under the Engagement Letter, including reasonable fees and disbursements of Compass's legal counsel. In addition, the Company agreed to indemnify Compass against certain liabilities arising under federal securities laws.

    Pursuant to a letter agreement dated April 1, 1997 between the Company and Compass, the Company has indemnified Compass against certain expenses and liabilities if incurred in connection with its engagement.

CERTAIN EFFECTS OF THE CONSUMMATION OF THE OFFER ON THE SHARES

    Upon the expiration of the Offer, W&G accepted for payment 27,502,920 Shares that had been validly tendered and not withdrawn before such expiration, giving BAA beneficial ownership of 99% of the Shares outstanding on the Record Date.

    Since the consummation of the Offer, the Shares have continued to be listed on the New York Stock Exchange (the "NYSE"). Upon consummation of the Merger, the Company intends to delist the Shares, to terminate the registration of Shares under the Exchange Act and to terminate the duty of the Company to file reports under the Exchange Act. In addition, if the Shares are not listed on the NYSE or any other national exchange, the Shares will no longer constitute "margin securities" under the rules of the Federal Reserve Board, with the result, among others, that lenders may no longer extend credit on collateral of the Shares.

    In addition, as described under "INTRODUCTION--Purpose of the Special Meeting," at the Effective Time, each outstanding Share will be converted into the right to receive the Merger Consideration and the holders of Shares immediately before the consummation of the Merger will possess no further interest in, or rights as stockholders of, the Company.

THE MERGER AGREEMENT

    The following is a summary of certain provisions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex I.

    GENERAL. The Merger Agreement provided for the making of the Offer and the submission of the Merger Proposal to the Company's stockholders as promptly as practicable after the consummation of the Offer. The closing of the Merger will take place at 9:00 a.m. on a date to be specified by BAA or W&G. The Merger shall become effective when Articles of Merger, executed in accordance with the relevant provisions of the MGCL, are accepted for record by the State Department of Assessments and Taxation of Maryland (the time of such filing being referred to as the "Effective Time"). It is anticipated that the Merger will become effective on September 2, 1997.

    THE MERGER. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger" and in accordance with the MGCL, W&G will be merged with the Company, and each then outstanding Share (other than Shares owned by the Company or by any subsidiary of the Company and Shares owned by BAA, W&G or any other subsidiary of BAA or held by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under the MGCL) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer, without interest.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the Merger is subject to the satisfaction or waiver of the following conditions: (1) if required by applicable law, the Merger Agreement and the Merger shall have been adopted by the affirmative vote or consent of the holders of a majority of the outstanding Shares in accordance with applicable law and the Company's Charter,
(2) the waiting
period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, (3) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; PROVIDED,however, that each of the Company, W&G and BAA shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered and (4) the receipt by the Company and BAA of all necessary consents and approvals from each of the U.S. Customs Service and the Bureau of Alcohol, Tobacco and Firearms applicable to the purchase of shares pursuant to the Merger.

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company, (1) by mutual written consent of the Company and BAA; (2) by either the Company or BAA if any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Government Entity"), shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of Shares pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable; (3) by either BAA or the Company if the Merger shall not have been consummated by April 30, 1998 or such later date mutually agreed to by the parties; PROVIDED, HOWEVER, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the consummation of the Merger; PROVIDED, FURTHER, HOWEVER, that the right to terminate the Merger Agreement pursuant to such clause shall not be available to any party whose failure to perform any obligations under the Merger Agreement results in the failure of the Merger to be consummated by such time; (4) by the Company if (a) the Board of Directors of the Company approves or recommends a superior proposal under circumstances described below in the second paragraph under "Takeover Proposals; No Solicitation" and (b) the Company has paid to W&G an amount in cash equal to the sum of the Termination Fee (as defined below); (5) by the Company in the event the Company has convened a meeting of the Company's stockholders in accordance with the Merger Agreement and the Merger and the Merger Agreement have not been approved by the affirmative vote or consent of the holders of the requisite number of outstanding Shares in accordance with applicable law and the Company's Restated Certificate of Incorporation; or (6) by the Company if BAA or W&G fails to perform in any material respect any provision of the Merger Agreement and BAA or W&G has failed to perform such obligation or cure such breach within 10 business days of its receipt of written notice from the Company and such failure to perform has not been waived in accordance with the terms of the Merger Agreement; PROVIDED, HOWEVER, that such failure to perform is not caused by a material breach by the Company.

    TAKEOVER PROPOSALS; NO SOLICITATION. (a) The Company has agreed in the Merger Agreement that, from and after the date of the Merger Agreement, the Company will not, and will not permit any officer or director of the Company or any officer or director of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to,
(i) solicit or initiate the submission of any Takeover Proposal, (ii) except as provided in (b) below, enter into any agreement with respect to any Takeover Proposal or (iii) participate in any discussions or negotiations regarding or furnish to any person any non-public information with respect to any Takeover Proposal, or take any other action to solicit or initiate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. For purposes of the Merger Agreement, "Takeover Proposal" means any written proposal for a merger or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the equity securities of the Company or more than 20% of the Company's consolidated total assets, other than the transactions contemplated by the Merger Agreement.

    (b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to BAA or W&G, the approval or recommendation by the Company Board or any such committee of the Merger Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, the Company Board may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the Merger Agreement or the Merger) a Superior Proposal. For purposes of the Merger Agreement, "Superior Proposal" means a bona fide Takeover Proposal which contains no financing condition made by a third party on terms which the Company Board determines in its good faith judgment, after taking into account the written advice of the Company's investment banker, to be more favorable to the Company's stockholders than the Merger.

    (c) The Company has agreed to promptly advise BAA orally and in writing of any Takeover Proposal or any inquiry with respect to or which it believes would be reasonably likely to lead to any Takeover Proposal unless the Company Board is advised by outside legal counsel that the furnishing of such advice would be inconsistent with the legal obligations of the Company Board. The Company has agreed to keep BAA informed of the status of any such Takeover Proposal or inquiry.

    (d) The Merger Agreement provides that nothing in the provisions thereof described above shall prevent the Company and the Company Board from complying with Rule 14e-2 under the Exchange Act, or issuing a communication meeting the requirements of Rule 14d-9(e) under the Exchange Act with respect to any tender offer or otherwise prohibit the Company from making any public disclosures required by law or the requirements of the New York Stock Exchange; PROVIDED, HOWEVER, that the Company may not, except as permitted by (b) above, withdraw or modify its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

    FEES AND EXPENSES. The Merger Agreement provides that the Company shall pay to BAA upon demand a fee of $20 million (the "Termination Fee") if (i)(a) after the date of the Merger Agreement, any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have publicly made a Takeover Proposal, (b) the Offer shall have remained open until at least the scheduled expiration date immediately following the date such Takeover Proposal is made (and in any event for at least ten business days following the date such takeover proposal is made), (c) the Board of Directors of the Company, within 10 business days after the public announcement of such Takeover Proposal, either fails to recommend against acceptance of such Takeover Proposal by the Company's stockholders or announces that it takes no position with respect to the acceptance of such Takeover Proposal by the Company's stockholders or (ii) the Merger Agreement is terminated under the circumstances described in clause (4) or (5) under "Termination of the Merger Agreement." In the event the Merger Agreement is terminated as a result of any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality not being true and correct and any such representations and warranties that are not so qualified not being true and correct in any material respect, in each case as if such representations and warranties were made as of such time and the failure to be so true and correct in any material respect is a Company Material Adverse Effect (as defined in the Merger Agreement), (except with respect to representations and warranties made as of an earlier time), and provided that no Termination Fee is or would become payable thereunder, the Company shall pay to BAA all of BAA's expenses up to and including $1,000,000. In the event the Merger Agreement is terminated or the Merger does not occur, solely due to a breach by BAA or W&G of any of its covenants, agreements or obligations under the Merger Agreement, without limitation of any other rights or remedies available to the Company at law or in equity, BAA and W&G shall pay to the Company, upon demand, all expenses of the Company up to and including $4,000,000.

    CONDUCT OF BUSINESS BY THE COMPANY. The Merger Agreement provides that during the period from the date of the Merger Agreement to the earlier of the Effective Time and the appointment or election of W&G's designees to the Board of Directors of the Company pursuant to the terms of the Merger Agreement (such earlier time, the "Control Time"), the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Merger Agreement and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Merger Agreement further provides that, except as contemplated by the Merger Agreement or otherwise approved in writing by BAA, during the period from the date of the Merger Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, (1) (a) declare, set aside or pay any dividends on (except for the regular quarterly dividends of $.06 per share), or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (2) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than the issuance of Shares upon the exercise of Stock Options outstanding on the date of the Merger Agreement in accordance with their present terms; (3) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents; (4) acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (b) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice; (5) sell, lease, license, mortgage or otherwise encumber or subject to any lien (other than liens required by law) or otherwise dispose of any of its properties or assets, except sales of inventory in the ordinary course of business consistent with past practice; (6) (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short term borrowings incurred in the ordinary course of business consistent with past practice and pursuant to existing agreements, or (b) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company; (7) make or agree to make any new capital expenditure or expenditures not contemplated by the Company's current budget; (8) (a) grant to any officer of the Company or any of its subsidiaries any increase in compensation, except as was required under employment agreements in effect as of January 26, 1997,
(b) grant to any officer of the Company or any of its subsidiaries any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of January 26, 1997, (c) enter into any employment, severance or termination agreement with any officer of the Company or any of its subsidiaries or (d) amend any benefit plan in any respect;
(9) make any change in accounting methods, principles or practices materially affecting the Company's assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles; (10) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms; (11) except in the ordinary course of business, modify, amend or terminate any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or waive or release or assign any material rights or claims; (12) make any material tax election or settle or compromise any material income tax liability; or (13) authorize any of, or commit or agree to take any of, the foregoing actions.

    Pursuant to the Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, take any action that would or that could reasonably be expected to result in (1) any of its representations and warranties set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (2) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (3) except as otherwise permitted by the provisions of the Merger Agreement described above under "Takeover Proposals; No Solicitation," any of the conditions to the Merger not being satisfied.

    In addition, the Merger Agreement provides that the Company shall promptly advise BAA orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on the Company and its subsidiaries taken as a whole.

    BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment by W&G for, any Shares pursuant to the Offer, W&G shall be entitled to designate such number of directors on the Board of Directors of the Company as shall give W&G, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by W&G plus the number of Shares otherwise owned by W&G or any other subsidiary of BAA bears to (ii) the number of such Shares outstanding, and the Company shall, at such time, cause W&G's designees to be so elected. Subject to applicable law, the Company has agreed to take all action requested by BAA necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that W&G shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to W&G's designees). In connection with the foregoing, the Company shall promptly, at the option of W&G, either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its current directors as is necessary to enable W&G's designees to be elected or appointed to the Board of Directors of the Company as provided above. The Merger Agreement also provides that the provisions of this paragraph are in addition to and shall not limit any rights which W&G or any of its affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

    STOCK OPTIONS. The Merger Agreement provides that as soon as practicable following the consummation of the Offer, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Stock Options to provide that, at the Effective Time, each Stock Option outstanding immediately prior to the acceptance for payment of Shares pursuant to the Offer shall be canceled in exchange for a cash payment by the Company of, or can only be exercised for net cash equal to, an amount equal to (i) the excess, if any, of (a) the price per Share to be paid pursuant to the Offer over (b) the exercise price per Share subject to such Stock Option, multiplied by (ii) the number of Shares for which such Stock Option shall not theretofore have been exercised.

    The Merger Agreement provides further that all Stock Plans shall terminate as of the Effective Time and the provisions in any other benefit plan of the Company providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Stock Option or any participant in any Stock Plan or any other benefit plan of the Company shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

    INDEMNIFICATION. From and after the Effective Time, BAA and the Surviving Corporation have agreed to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes, prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses (including attorney's fees and expenses), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BAA, which consent shall not be unreasonably withheld or delayed) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer, director or employee of the Company or any of its subsidiaries, whether such Claim pertains to any matter or fact arising, existing or occurring at or prior to the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement, the Merger, the Offer, the Operative Agreements (as defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement or by the Operative Agreements, in the case of either clause (i) or
(ii) to the full extent the Company would have been permitted under Maryland law and its Restated Certificate of Incorporation and Bylaws to indemnify such person (and BAA shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under such Restated Certificate of Incorporation or Bylaws, upon receipt of any undertaking required by such Restated Certificate of Incorporation, Bylaws or applicable law). The obligations of BAA described above shall continue in full force and effect, without any amendment thereto, for a period of not less than six years from the Effective Time.

    BAA and the Surviving Corporation have agreed to cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that BAA and the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties in all material respects so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including, the Effective Time, provided that, in the event that any Claim is asserted or made within such six-year period, such insurance shall be continued in respect of any such Claim until final disposition of any and all such Claims, PROVIDED, FURTHER, that BAA shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by BAA for such insurance.

    The obligations of BAA and the Surviving Corporation described above are intended to benefit, and be enforceable against BAA and the Surviving Corporation directly by, the Indemnified Parties, and shall be binding on all respective successors of BAA and the Surviving Corporation.

    REASONABLE NOTIFICATION. The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, each of the parties shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

    PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. The Merger Agreement provides that in the event W&G's designees are appointed or elected to the Board of Directors of the Company as described above under "Board of Directors," after the acceptance for payment of Shares pursuant to the

Offer and prior to the Effective Time, the affirmative vote of a majority of the Directors (other than W&G's designees or appointees) shall be required for the Company to amend or terminate the Merger Agreement, exercise or waive any of its rights or remedies under the Merger Agreement or extend the time for performance of W&G's and BAA's respective obligations under the Merger Agreement.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made customary representations and warranties to BAA and W&G with respect to, among other things, its organization, capitalization, financial statements, public filings, conduct of business, employee benefit plans, labor relations and employment matters, compliance with laws, subsidiaries, tax matters, litigation, vote required to approve the Merger Agreement, undisclosed liabilities, information supplied, the absence of any material adverse changes in the Company since January 26, 1997, absence of excess parachute payments, inapplicability of state takeover statutes, the opinion of the Company's financial advisor, brokers, fees and expenses, intellectual property, environmental protection and contracts.

THE SHAREHOLDERS AGREEMENT

    BAA required that the Selling Stockholders agree, and the Selling Stockholders agreed, to enter into the Shareholders Agreement.

    The following is a summary of the material terms of the Shareholders Agreement. This summary is not a complete description of the terms and conditions thereof.

    TENDER OF SHARES. Upon the terms and subject to the conditions of the Shareholders Agreement, each Selling Stockholder has agreed to validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer, the number of Shares set forth opposite such stockholder's name on Schedule I to the Shareholders Agreement and beneficially owned by him, her or it. Each Selling Stockholder has acknowledged and agreed that Purchaser's obligation to accept for payment and pay for Shares in the Offer is subject to the terms and conditions of the Offer.

    VOTING. Each Selling Stockholder has agreed that during the period commencing on the date of the Shareholders Agreement and continuing until the first to occur of the purchase of Shares by W&G pursuant to the Offer, the Effective Time or termination of the Merger Agreement in accordance with its terms, at any meeting of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, such Selling Stockholder will vote (or cause to be voted) the Shares held of record or beneficially owned by such Selling Stockholder, whether issued, heretofore owned or hereafter acquired, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Shareholders Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Shareholders Agreement (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as otherwise agreed to in writing in advance by BAA, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C) (1) any change in a majority of the persons who constitute the Board of Directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Restated Certificate of Incorporation or By-Laws; (3) any other material change in the Company's corporate structure or business; or
(4) any other action involving the Company or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Shareholders Agreement and the Merger Agreement. Each Selling Stockholder further agreed not to enter into any agreement or understanding with any person or entity the effect of which would be inconsistent with or violative of the provisions and agreements described above.

    REPRESENTATIONS, WARRANTIES, COVENANTS AND OTHER AGREEMENTS. Each Selling Stockholder has made certain customary representations, warranties and covenants, including with respect to (i) ownership of the Shares to be tendered by it or him, (ii) the authority to enter into and perform its or his obligations under the Shareholders Agreement, (iii) the absence of required consents or contractual conflicts relating to the Shareholders Agreement, (iv) the absence of liens and encumbrances on and in respect of its or his Shares to be tendered by it or him, (v) no finder's fees, (vi) the solicitation of Acquisition Proposals, (vii) transfers of Shares, (viii) waiver of appraisal rights and (ix) further assurances.

    TERMINATION. Other than as provided therein, the covenants and agreements contained in the Shareholders Agreement will terminate upon the earlier of (x) the Effective Time, (y) if the Effective Time does not occur, the termination of the Merger Agreement or the withdrawal or modification by the Board of Directors of the Company of its recommendation of the Offer or the Merger as permitted by the Merger Agreement and (z) the first anniversary of the date of the Shareholders Agreement.

THE OPTION AGREEMENT

    Simultaneously with the execution of the Merger Agreement, BAA and the Company entered into the Option Agreement as a condition to BAA's willingness to proceed with the Offer. The following is a summary of the material terms of the Option Agreement. The summary is not a complete description of the terms and conditions thereof. The Option Agreement provides for the grant by the Company to BAA of an irrevocable option to purchase up to 5,434,367 Option Shares at a price of $24 per Option Share. The Option Agreement provides that the Option may be exercised by BAA, in whole or in part, at any time or from time to time, commencing upon the Option Exercise Date (as defined below) and prior to the Option Expiration Date (as defined below). "Option Exercise Date" is defined in the Option Agreement as the first to occur of any of the following dates: (i) any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than BAA or any of its subsidiaries (collectively, "Persons") shall have become the beneficial owner of more than 20% of the outstanding Shares and the Merger Agreement is terminated pursuant to its terms; (ii) (x) any Person has commenced, publicly proposed or communicated to the Company a proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, the Company or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries for consideration having a value greater than the aggregate consideration to be received by holders of Shares pursuant to the Offer and (y) the Merger Agreement is terminated pursuant to its terms; "Option Expiration Date" is defined in the Option Agreement as the first to occur of any of the following dates: (w) the satisfaction of the Minimum Condition, (x) 120 days after the later of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the expiration or termination of the applicable waiting period under the HSR Act applicable to the exercise of the Option; (y) December 31, 1997; or (z) the date on which written notice of termination of the Merger Agreement is made by BAA to the Company.

    The Option Agreement provides that if the Option is exercised and if BAA has requested in writing on or before December 31, 1997, the Company will use its reasonable efforts to effect the registration under the Securities Act of 1933, as amended, of such number of Shares owned by BAA and its subsidiaries as BAA may request and to keep such registration statement effective for a period of not less than one year, unless, in the written opinion of counsel to the Company, such registration is not required in order to lawfully sell and distribute such Shares in the manner contemplated by BAA. The Company has no obligation thereunder after two registrations pursuant to the Option Agreement have been effected.

    BAA may exercise the Option and purchase Option Shares pursuant to the Option Agreement only if (i) such purchase would not otherwise violate, or cause the violation of, any applicable law or regulation (including, without limitation, the HSR Act or the rules of the NYSE), and (ii) no United States or U.K. statute, rule, regulation, decree, order or injunction has been promulgated, enacted, entered into or enforced by any United States or U.K. government, governmental agency or authority or court which prohibits delivery of the Option Shares, whether temporary, preliminary or permanent (PROVIDED, HOWEVER, that BAA and the Company have agreed to use their best efforts to have any such order, decree or injunction vacated or reversed).

    The Option Agreement contains customary representations and warranties by the Company and BAA.

SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by W&G to purchase all of the Shares pursuant to the Offer and to pay related fees and expenses is approximately $715 million. W&G obtained all funds needed for the Offer and the Merger through loans from BAA which BAA will initially fund from a U.S. commercial paper program supported by available lines of credit.

BAA'S REASON FOR THE MERGER; PLANS FOR THE COMPANY AFTER THE MERGER

    The purpose of the Offer, the Merger, the Merger Agreement, Shareholders Agreement and Option Agreement is to enable BAA to acquire control of, and the entire equity interest in, the Company. The transaction was structured as a tender offer followed by a merger in order to expedite the acquisition of control of the Company by BAA and to provide the Company's stockholders with an opportunity to expedite the receipt of cash in exchange for their Shares. The purpose of the Merger is for BAA to acquire all the remaining outstanding Shares not acquired by W&G in the Offer. Upon consummation of the Merger, the Company will become an indirect subsidiary of BAA.

    BAA will continue to evaluate the business and operations of the Company. BAA also will continue to review the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with BAA's business.

ACCOUNTING TREATMENT OF THE MERGER

    The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price will be allocated based on the fair values of assets acquired and liabilities assumed.

                        RIGHTS OF OBJECTING STOCKHOLDERS

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

    Under the MGCL, each Stockholder will be entitled to demand and receive payment of the "fair value" of his shares in cash, if he (i) prior to or at the Special Meeting, files with the Company a written objection to the Merger, (ii) does not vote in favor of the Merger Agreement and the Merger by person or by proxy and (iii) within 20 days after Articles of Merger have been accepted for record by the State Department of Assessment and Taxation of Maryland ("SDAT"), makes written demand on the Company for payment of his Shares (a "Payment Demand"), stating the number of Shares for which payment is demanded. A Payment Demand should be sent to the Company at 63 Copps Hill Road, Ridgefield, Connecticut. Any Stockholder who fails to comply with the requirements described above will be bound by the terms of the Merger.

    The Company will promptly deliver or send by certified mail, return receipt requested, to each Stockholder who has filed a written objection to the proposed transaction, written notice of the date of acceptance of the Articles of Merger for record by the SDAT. Such notice may include a written offer by the Company to pay the objecting Stockholder what the Company considers to be the "fair value" of the Shares. Within 50 days after acceptance of the Articles of Merger for record by the SDAT, any Stockholder who has made a Payment Demand but has not received payment for his Shares may petition a court of equity in Baltimore County, Maryland, for an appraisal of his stock, the court will appoint three disinterested appraisers to determine the "fair value" of such Shares on terms and conditions the court considers proper, and the appraisers will, within 60 days after appointment (or such longer period as the court may direct), file with the court and mail to each party to the proceeding their report standing their conclusion as to the "fair value" of the Shares. Within 15 days after the filing of the report, any party may object to the report and request a hearing thereon. The court will, upon motion of any party, enter an order either confirming, modifying or rejecting the report and, if confirmed or modified, enter judgment directing the time within which payment must be made. If the appraisers' report is rejected, the court may determine the "fair value" of the Shares of the Stockholders requesting appraisal, or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding will include interest from the date of the Special Meeting unless the court finds that the Stockholder's refusal to accept a written offer to purchase the Shares, which may previously have been made by the Company in accordance with Section 3-207 of the MGCL, was arbitrary and vexatious or not in good faith. The Company's cost of the proceeding (not including attorneys' fees) will be determined by the court and will be assessed against the Company or, under certain circumstances, the Stockholder, or both.

    At any time after the filing of a petition for appraisal, the court may require a Stockholder who has filed such petition to submit his or her certificates representing Shares to the clerk of the court for notation of the pendency of the appraisal proceedings. In order to receive payment, whether by agreement with or pursuant to a judgment, such Stockholder must surrender the stock certificates endorsed in blank and in proper form for transfer. A Stockholder who has made a Payment Demand will not have the right to receive any dividends or distribution payable TO HOLDERS OF RECORD AFTER THE CLOSE OF BUSINESS ON THE DATE OF THE Special Meeting and shall cease to have any rights as a Stockholder with respect to the Shares except the right to receive payment of the "fair value" thereof. The rights of a Stockholder who has made a Payment Demand may be restored only upon the withdrawal, with the consent of the Company, of the Payment Demand, failure to file a petition for appraisal within the time required, a determination of the court that the Stockholder is not entitled to an appraisal, or the abandonment or rescission of the Merger.

    The foregoing summary of the rights of Stockholders contain all material information relating to the exercise of appraisal rights but does not purport to be a complete statement of the procedures to be followed by Stockholders desiring to exercise their rights of appraisal. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the MGCL. Each Stockholder desiring to exercise appraisal rights should refer to Title 3, Subtitle 2, entitled "Rights of Objecting Stockholders" of the Corporations and Associations Articles of Annotated Code of Maryland for a complete statement of such stockholder's rights and the steps which must be followed in connection with the exercise of those rights.

    A STOCKHOLDER WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED TO APPROVE THE MERGER AGREEMENT AND THE MERGER AND THEREFORE TO HAVE WAIVED HIS DISSENTERS' RIGHTS, NEITHER A VOTE AGAINST, NOR AN ABSTENTION, NOR A FAILURE TO VOTE, WITH REGARD TO THE MERGER AGREEMENT WILL CONSTITUTE A TIMELY WRITTEN NOTICE OF OBJECTION TO THE MERGER.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax law purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The tax consequences of such receipt pursuant to the Merger may vary depending upon, among other things, the particular circumstances of the stockholder. In general, a stockholder who receives cash for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares.

    Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Under present law, long term capital gains recognized by an individual stockholder generally will be taxed at a maximum U.S. federal marginal tax rate of 28%, and long term capital gains recognized by a corporate stockholder will be taxed at a maximum U.S. federal marginal tax rate of 35%. In addition, under present law, the ability to use capital losses to offset ordinary income is limited.

    A stockholder that tenders Shares may be subject to backup withholding at a rate of 31% unless a TIN is provided by such stockholder and such stockholder certifies that such number is correct or properly certifies that such stockholder is awaiting a TIN, or unless an exemption applies.

    The federal income tax discussion set forth above is included for general information only and is based upon present law. Stockholders are urged to consult their tax advisors with respect to the specific tax consequences of the Merger to them, including the application and effect of the alternative minimum tax, and state, local and foreign tax laws. In addition, the discussion set forth above may not apply to particular categories of stockholders, including stockholders who acquired Shares pursuant to the exercise of employer stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, and foreign corporations, life insurance companies, tax-exempt organizations, financial institutions or entities that are otherwise subject to special tax treatment.

'

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data of the Company set forth below (thousands, except per share data) for each of the years in the five-year period ended January 26, 1997 have been derived from the Company's audited consolidated financial statements for such periods. More comprehensive financial information for the three-year period ended January 26, 1997 is included in reports on Form 10-K for such years filed by the Company with the Commission, which are available as described in "ADDITIONAL INFORMATION." The following summary is qualified by reference to, and should be read in conjunction with, such audited financial statements.

                            SELECTED FINANCIAL DATA

                                                                       FISCAL YEAR ENDED JANUARY
                                                    ---------------------------------------------------------------
                                                    JANUARY 26,  JANUARY 28,  JANUARY 29   JANUARY 31   JANUARY 31
                                                       1997         1996        1995(1)       1994        1993(2)
                                                    -----------  -----------  -----------  -----------  -----------
EARNINGS STATEMENT DATA:
Net Sales.........................................   $ 570,895    $ 515,058    $ 501,761    $ 376,436    $ 361,823
  Net sales increase percent......................        10.8%         2.7%        33.3%         4.0%         4.4%
Gross Profit......................................     249,162      218,885      200,374      147,740      146,425
  Gross Profit--percent of net sales..............        43.6%        42.5%        39.9%        39.2%        40.5%
Selling, general and administrative expenses......     214,032      192,913      177,895      113,365      101,401
Selling, general and administrative
  expense--percent of net sales...................        37.5%        37.5%        35.5%        30.1%        28.0%
Restructuring expenses............................          --           --        7,571           --           --
Revaluation of intangible assets..................          --           --       46,002           --           --
Operating income (loss)...........................      39,653       30,346      (26,722)      39,535       49,647
  Operating income (loss)--percent of net sales...         6.9%         5.9%        (5.3%)       10.5%        13.7%
  Operating income (loss)--percentage change......        30.7%         N/A          N/A        (20.4%)        4.4%

Earnings (loss) before income taxes...............      34,080       25,389      (31,149)      43,082       49,786
Effective income tax rate.........................        37.0%        37.0%       (20.4%)       36.4%        39.0%
Net earnings (loss)...............................      21,470       15,996      (24,802)      27,393       30,373
  Net earnings (loss) percent--percent of net
    sales.........................................         3.8%         3.1%        (4.9%)        7.3%         8.4%
Earnings (loss) per share.........................   $    0.79    $    0.59    $   (0.91)   $    1.01    $    1.08
Weighted average number of shares outstanding
  (000's).........................................      27,282       27,251       27,224       27,204       28,142
Dividends per common share........................   $    0.24    $    0.20    $    0.20    $    0.20    $    0.15
Return on stockholder's equity....................         9.8%         7.7%       (11.5%)       12.5%        14.3%
BALANCE SHEET DATA:
Working Capital...................................   $ 142,117    $ 121,291    $ 113,996    $ 204,118    $  90,630
Current ratio.....................................         3.2          3.2          2.7          7.0          3.3
Total asset.......................................     415,348      390,708      387,142      387,600      255,819
Long-term obligations.............................     123,604      122,238      118,891      121,821        9,629
Stockholders' equity..............................     227,715      212,482      201,151      231,861      207,343
Number of shares outstanding (000's)..............      27,303       27,270       27,244       27,238       27,122
Percent of total debt to total capitalization.....        34.3%        36.2%        37.1%        34.2%         4.1%
Book value per share..............................   $    8.34    $    7.79    $    7.38    $    8.51    $    7.64

                                                   (FOOTNOTES ON FOLLOWING PAGE)

(FOOTNOTES FOR PRECEDING PAGE)

(1) Inflight Sales Group Limited was purchased on May 1, 1994.

(2) Expenses incurred in effecting the merger of UETA, Inc. and Duty-free International were $4,389,000, or $0.16 per share, which were charged to the financial results in fiscal 1993.

                                                                            QUARTER ENDED
                                                                        ----------------------
                                                                        APRIL 27,   APRIL 28,
                                                                           1997        1996
                                                                        ----------  ----------
EARNINGS STATEMENT DATA:
Net Sales.............................................................  $  133,047  $  117,979
  Cost of sales.......................................................      76,056      67,178
                                                                        ----------  ----------
Gross Profit..........................................................      56,991      50,801
Advertising storage and other operating income........................       1,067         969
                                                                        ----------  ----------
                                                                            58,058      51,770
                                                                        ----------  ----------
                                                                        ----------  ----------
Selling, general and administrative expenses..........................      52,399      46,881
                                                                        ----------  ----------
Operating income......................................................       5,659       4,889
Other income (expense):
  Interest income.....................................................         646         658
  (Interest expense)..................................................      (2,098)     (2,127)
  Other, net..........................................................         (81)         44
                                                                        ----------  ----------
                                                                            (1,533)     (1,425)
                                                                        ----------  ----------
Earnings before income taxes..........................................       4,126       3,464
Income taxes..........................................................       1,527       1,282
                                                                        ----------  ----------
Net earnings..........................................................  $    2,599  $    2,182
                                                                        ----------  ----------
                                                                        ----------  ----------
Net earnings per share................................................  $     0.10  $     0.08
                                                                        ----------  ----------
                                                                        ----------  ----------
Weighted average number of shares outstanding.........................      27,311      27,269
BALANCE SHEET DATA:
Working Capital.......................................................     146,240     119,451
Current ratio.........................................................         3.1         2.8
Total asset...........................................................     420,811     401,480
Long-term obligations.................................................     123,628     122,216
Stockholders' equity..................................................     228,822     212,912
Number of shares outstanding (000's)..................................      27,322      27,290
Percent of total debt to total capitalization.........................        34.2%       36.0%
Book value per share..................................................  $     8.38  $     7.81

                SUPPLEMENTARY CONSOLIDATED FINANCIAL INFORMATION

    Summarized quarterly consolidated results of operations for the Company and its subsidiaries for Fiscal Year 1997 and 1996 are shown below (in millions, except per share amounts). Such information is unaudited and includes all adjustments which the Company considers necessary for a fair presentation of such quarterly results. Such information should be read in conjunction with the Company's historical consolidated financial statements, including the notes thereto, contained elsewhere herein. See "INDEX TO FINANCIAL STATEMENTS."

                      QUARTERLY FINANCIAL DATA (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     FIRST       SECOND      THIRD       FOURTH       YEAR
                                   ----------  ----------  ----------  ----------  ----------
Fiscal 1997:
  Net Sales......................  $  117,979  $  140,754  $  158,662  $  153,500  $  570,895
  Gross Profit...................      50,801      62,976      71,205      64,180     249,162
  Net Earnings...................       2,182       6,009       7,539       5,740      21,470
  Earnings per share.............  $     0.08  $     0.22  $     0.28  $     0.21  $     0.79
Fiscal 1996:
  Net Sales......................  $  109,348  $  130,359  $  145,181  $  130,170  $  515,058
  Gross Profit...................      46,161      56,341      62,098      54,285     218,885
  Net Earnings...................       1,466       4,516       5,719       4,295      15,996
  Earnings per share.............  $     0.05  $     0.17  $     0.21  $     0.16  $     0.59

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

REGULATION AND ECONOMIC FACTORS AFFECTING THE DUTY FREE INDUSTRY

    The Company's sales and gross profit margins are affected by factors specifically related to the duty free industry. Most countries have allowances on the import of duty free goods. Decreases in the duty free allowances of foreign countries or stricter eligibility requirements for duty free purchases, as well as decreases in tax and duty rates imposed by foreign jurisdictions could have a negative effect on the Company's sales and gross profit margins (particularly Canada and Mexico). Conversely, increases could have a positive effect on the Company's sales and gross profit.

    The principal customers of the Company are residents of foreign countries whose purchases of duty free merchandise may be affected by trends in the economies of foreign countries and changes in the value of the US dollar relative to their own currencies. Any significant increase in the value of the US dollar relative to the currencies of foreign countries, particularly Canada, Mexico and Japan, could have an adverse impact on the number of travelers visiting the United States and the dollar amount of duty free purchases made by them from the Company. A significant increase in gasoline prices or a shortage of fuel may also reduce the number of international travelers and thereby adversely affect the Company's sales. In addition, the Company imports a significant portion of its products from Western Europe and Canada at prices negotiated either in US dollars or foreign currencies. As a result, the Company's costs are affect by fluctuations in the value of the US dollar in relation to certain, major Western European currencies and the Canadian dollar. A decrease in the purchasing power of the US dollar relative to other currencies causes a corresponding increase in the purchase price of products. The Company enters into foreign exchange forward contracts as a hedge against a portion of its exposure to currency fluctuations on commitments to purchase merchandise.

RESULTS OF OPERATIONS

FIRST QUARTER FISCAL 1998 COMPARED WITH FIRST QUARTER FISCAL 1997

    Net earnings for the quarter ended April 27, 1997 were approximately $2,599,000 or $0.10 per share, an increase of $417,000 or 19% from $2,182,000, or $0.08 per share, for the quarter ended April 28, 1996.

    NET SALES

    The following table sets forth, for the periods indicated, the net sales and the percentage of total net sales for each of the Company's divisions and the period to period change:

                                                                                               INCREASE/ (DECREASE)
                                                                QUARTER ENDED                     QUARTER ENDED
DIVISIONAL                                       --------------------------------------------   APRIL 27, 1997 VS.
NET SALES                                           APRIL 27, 1997         APRIL 28, 1996         APRIL 28, 1996
-----------------------------------------------  ---------------------  ---------------------  --------------------
                                                    (IN THOUSANDS, EXCEPT FOR PERCENTAGE)
BORDER:
  Southern.....................................  $   28,073       21.1% $   23,334       19.8% $   4,739       20.3%
  Northern.....................................      15,597       11.7      16,142       13.7       (545)      (3.4)
Inflight.......................................      43,369       32.6      39,855       33.8      3,514        8.8
Airport........................................      31,785       23.9      26,218       22.2      5,567       21.2
Diplomatic and Wholesale.......................      14,223       10.7      12,430       10.5      1,793       14.4
                                                 ----------  ---------  ----------  ---------  ---------        ---
                                                 $  133,047      100.0% $  117,979      100.0% $  15,068       12.8%
                                                 ----------  ---------  ----------  ---------  ---------        ---
                                                 ----------  ---------  ----------  ---------  ---------        ---

    The Company's net sales increased approximately $15 million or 13% for the quarter ended April 27, 1997 when compared with the quarter ended April 28, 1996. Divisional results that contributed to the Company's growth were:

    - The Southern Border's 20.3% sales increase was attributed to the continued stabilization of the Mexican economy.

    - Inflight's 8.8% sales increase was directly related to the duty free concession programs with Air Canada and Canadian International Airlines. These programs commenced operations on March 1, 1996 and July 1, 1996, respectively.

    - The Airport division realized net sales growth of 21.2% primarily because of new store openings at the Chicago O'Hare and John F. Kennedy International Airports. The stores commenced operations in the first quarter and second quarter of fiscal 1997, respectively.

    COST OF SALES AND GROSS PROFIT

    Gross profit, as a percentage of net sales, decreased to 42.8% in the quarter ended April 27, 1997 from 43.1% in the quarter ended April 28, 1996. The fluctuation was attributed to the change in sales mix as a percentage of total.

    ADVERTISING, STORAGE AND OTHER OPERATING INCOME

    Advertising, storage and other operating income increased for the quarter ended April 27, 1997 when compared to the quarter ended April 28, 1996 by approximately $98,000 or 10%. The fluctuation relates to an increase in certain vendor advertising programs attributable to the Company's increase in operating locations.

    SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses, as a percentage of net sales, remained relatively consistent between the first quarter of fiscal 1997, 39.7% and the first quarter of fiscal 1988, 39.4%. The slight decline was attributable to increased sales volume while maintaining stable fixed costs.

    OPERATING INCOME

    Operating income increased approximately $770,000 or 15.7% in the first quarter of the fiscal 1998 over the first quarter of fiscal 1997. The increase was attributable to increased sales volume and the decrease in selling, general and administrative expenses as a percent of net sales.

    INCOME TAXES

    The Company's effective tax rate was 37.0% for the quarters ended April 27, 1997 and April 28, 1996.

FISCAL 1997 COMPARED WITH 1996

    Net earnings were $21,470,000, or $0.79 per share, for the year ended January 26, 1997, an increase of $5,474,000, or 34.2%, from $15,996,000, or
$0.59 per share, for the year ended January 28, 1996. The 34% increase in net earnings was due primarily to increased operating earnings by the Company's Southern Border and Airport Divisions. The increase in the Southern Border Division's operating earnings was due primarily to a 17% increase in sales, resulting primarily from the stabilization of the Mexican economy, while selling, general and administrative expenses increased by only 3.4%. The Airport Division's operating earnings increased significantly due to a 22.4% increase in net sales, primarily from new airport locations in New York, Chicago, Philadelphia and Puerto Rico, and improved operating margins resulting primarily from a decrease in payroll and related expenses as a percent of sales.

    Below are explanations of significant variances from the prior year by income statement line item.

    NET SALES

    The following table sets forth, for the fiscal periods indicated, the net sales and the percentage of total net sales for each of the Company's divisions and the period-to-period change in such sales (in thousands, except for percentages):

                                                           FISCAL YEAR ENDED                 INCREASE/(DECREASE)
                                              --------------------------------------------         FISCAL
DIVISIONAL NET SALES                            JANUARY 26, 1997       JANUARY 28, 1996         1997 VS. 1996
--------------------------------------------  ---------------------  ---------------------  ---------------------
BORDER:
  Southern..................................  $  120,802     21.2%   $  103,283     20.0%   $   17,519    17.0%
  Northern..................................      80,284     14.1        77,710     15.1         2,574     3.3%
Inflight....................................     189,453     33.2       171,268     33.3        18,185    10.6%
Airport.....................................     125,530     22.0       102,548     19.9        22,982    22.9%
Diplomatic and Wholesale....................      54,826      9.5        60,249     11.7        (5,423)   (9.0)%
                                              ----------  ---------  ----------  ---------  ----------  ---------
                                              $  570,895    100.0%   $  515,058    100.0%   $   55,837   (10.6)%
                                              ----------  ---------  ----------  ---------  ----------  ---------
                                              ----------  ---------  ----------  ---------  ----------  ---------

    The 17.0% increase in the Southern Border Division sales was due primarily to the improvement of the Mexican peso/U.S. dollar exchange rate and the Mexican economy stabilizing during fiscal 1997. The Southern Border Division's operating results in fiscal 1996 suffered from the significant negative effects on the Mexican economy of the peso devaluation in December 1994. The Northern Border Division's sales increased by 3.3% due primarily to an 8.8% increase in duty-free sales resulting from the purchase of two duty-free stores in July 1995, and an increase in the average amount spent per transaction by customers, which the Company attributes to the division's sales training programs and other marketing efforts. The net sales increase was achieved in spite of a 22.9% decrease in lower margin retail and gas sales as a result of the Northern Border Division discontinuing a policy of giving customers a higher exchange rate than the prevailing market rate for Canadian dollars when they were exchanged for U.S. dollars. The intention of this program was to increase higher margin duty-free sales, which did not occur sufficiently, thus this program was discontinued early in fiscal 1997. The Inflight Division's sales increased by 10.6% due primarily to sales from the new airline concession contracts with Air Canadian and Canadian International and an increase in sales from the division's South American airline concessions. The sales to concession customers were partially offset by a decrease in wholesale sales to airlines, including Air Canada and Canadian International which were wholesale customers of the Inflight Division before Inflight was awarded their concession contracts. The Airport Division's sales increased by 22.4% due primarily to new store openings in fiscal 1996 and 1997. Diplomatic and Wholesale Division sales, excluding sales of the two locations sold in fiscal 1996 as part of the restructuring plan, were comparable with the prior year. The Diplomatic and Wholesale Division continued its program of decreasing low margin wholesale sales; however, the wholesale sales decrease was offset by an increase in sales to cruise ships.

    COST OF SALES AND GROSS PROFIT

    Gross profit, as a percentage of net sales, increased to 43.6% during fiscal 1997 from 42.5% during fiscal 1996. The increase was due primarily to increases in the Inflight, Airport and Northern Border Division's duty-free sales, all of which have gross profit margins higher than the Company's average gross profit margin, and a decrease in lower margin, wholesale, gas and Northern Border retail sales, all of which have gross profit margins lower than the Company's average gross profit margin. The above was partially offset by an increase in the Southern Border Division's sales as a percentage of the Company's total sales. The Southern Border Division has gross profit margins that are lower than the Company's average gross profit margin.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses, as a percentage of net sales, were 37.5% for both fiscal 1997 and 1996. A decrease in payroll and related expenses, as a percentage of net sales, during the current year was offset by an increase in commission expenses paid to airlines resulting from an increase in the Inflight Division's concession sales, and an increase in base rent and rent based on sales due to store openings in fiscal 1996 and 1997.

    GAIN (LOSS) ON FOREIGN CURRENCY TRANSACTIONS

    The Company's gain on foreign currency transactions was $342,000 for fiscal 1997 versus a loss of $487,000 for fiscal 1996. The increase in income from foreign currency transactions was due primarily to the Northern Border Division discontinuing its policy of giving customers a higher exchange rate than the prevailing market rate for Canadian dollars when they were exchanged for U.S. dollars, and the Company increasing the percentage of foreign currency denominated purchases covered by foreign exchange forward contracts during fiscal 1997 when compared to fiscal 1996.

    OTHER NON-OPERATING INCOME

    Other non-operating income decreased by $1,231,000 from $1,529,000 during fiscal 1996 to $298,000 during fiscal 1997. The decrease was due primarily to an increase in minority partners' interest in consolidated partnership's income during fiscal 1997 when compared to fiscal 1996. The Company entered into new partnership agreements at various new airport locations during fiscal 1996 and 1997.

    INCOME TAXES

    Income taxes, as a percentage of earnings before income taxes, was 37.0% for both fiscal 1997 and 1996.

FISCAL 1996 COMPARED WITH 1995

    Net earnings were $15,996,000 or $0.59 per share, for the year ended January 28, 1996, an increase of $1,863,000, or 13.2%, from $14,133,000, or $0.52 per share, for the year ended January 29, 1995 before restructuring and revaluation charges. A total pre-tax charge to earnings of $53,573,000 ($38,395,000 after tax) was taken in the year ended January 29, 1995. This charge included $7,571,000 for restructuring expenses and a write-down of intangible asset value of $46,002,000 resulting form a change to a fair value method of evaluating the recoverability of intangible assets. The increase in net earnings from the prior year, excluding the restructuring and revaluation charges in the prior year, reflects the successful execution of the Company's cost containment programs as well as sales increases by the Inflight, Airport and Northern Border Divisions. The Inflight Division's operating earnings increased significantly for fiscal 1996 when compared to the prior year due to sales increases resulting from increases in the number of travelers on board international flights served by the Company and an increase in the average amount of duty-free merchandise purchased from the Company by travelers on board international airlines. The Inflight Division's gross profit percentage increased for fiscal 1996 when compared to the prior year due primarily to a significant increase, in absolute dollars and as a percentage of the Division's total sales, in duty-free sales made onboard international airlines, which generally have higher profit margins than sales of amenity kits and wholesale sales to airlines. The Inflight Division's financial results for the year ended January 29, 1995 included only three quarters, because Inflight was purchased on May 1, 1994. The Northern Border Division's operating earnings for fiscal 1996 increased significantly from the prior year due primarily to expense reductions resulting from the restructuring plan implemented in fiscal 1995, a decrease in amortization expense resulting from the intangible asset revaluation in fiscal 1995, and the Company's continued efforts to increase the average amount of duty-free merchandise purchased from the Company by customers. The above was partially offset by the continued negative trend in traffic across the United States/Canada border during fiscal 1996. The Airport Division's operating earnings increased significantly due primarily to an increase in sales resulting from an increase in foreign travelers shopping at the Company's airport locations new store openings; the closing of unprofitable locations under the restructuring plan, and a decrease in amortization expense resulting from the intangible asset revaluation. During the third and fourth quarters of fiscal 1996, the Airport Division's sales and operating earnings were adversely impacted by the severe hurricanes on the Caribbean islands of St. Thomas and St. Maarten.

    The increases in operating earnings for the Inflight, Northern Border and Airport Divisions were partially offset by a substantial decrease in the Southern Border Division's sales and operating earnings resulting from the significant devaluation of the Mexican peso versus the U.S. dollar in December 1994. The drop in the value of the peso destabilized the Mexican economy and increased the costs of the Company's product, for Mexican customers. The Southern Border Division reduced its selling, general and administrative expenses by approximately $5,000,000 during fiscal 1996 when compared to the prior year. However, these expense reductions were more than offset by a $41,319,000 decrease in the Southern Border Division's net sales. The expense reductions related primarily to lower employee and other operating expenses resulting from employee terminations, a decrease in the number of hours stores were open, and reductions of advertising and promotional expenses. The Division's sales decline was 22% in the fourth quarter of fiscal 1996 versus declines of 37%, 34% and 23% in the first three quarters of 1996 versus the same periods in fiscal 1995.

    Below are explanations of significant variances from the prior year by income statement line item.

    NET SALES

    The following table sets forth, for the fiscal periods indicated, the net sales and the percentage of total net sales for each of the Company's divisions and the period to period change in such sales (in thousands, except for percentages):

                                                         FISCAL YEAR ENDED                  INCREASE/(DECREASE)
                                            --------------------------------------------          FISCAL
DIVISIONAL NET SALES                          JANUARY 28, 1996       JANUARY 29, 1995          1996 VS. 1995
------------------------------------------  ---------------------  ---------------------  -----------------------
BORDER:
  Southern................................  $  103,283     20.0%   $  144,602     28.8%   $   (41,319)   (28.6)%
  Northern................................      77,710     15.1        73,631     14.7          4,079      5.5%
Inflight..................................     171,268     33.3       121,890     24.3         49,378     40.5%
Airport...................................     102,548     19.9        92,887     18.5          9,661     10.4%
Diplomatic and Wholesale..................      60,249     11.7        68,751     13.7         (8,502)   (12.4)%
                                            ----------  ---------  ----------  ---------  -----------  ----------
                                            $  515,058    100.0%   $  501,761    100.0%   $    13,297      2.7%
                                            ----------  ---------  ----------  ---------  -----------  ----------
                                            ----------  ---------  ----------  ---------  -----------  ----------

    The significant decrease in the Southern Border Division's sales was due to the devaluation of the Mexican peso versus the U.S. dollar in December 1994, which destabilized the Mexican economy and increased the costs of the Company's products for Mexican customers. The Inflight Division's sales increased by 9.5% during the last three quarters of fiscal 1996 when compared to the same period in the prior year (Inflight was purchased at the beginning of the second quarter in fiscal 1995). This increase was due primarily to an increase in the number of foreign travelers on-board international flights served by the Company and an increase in the average amount of duty-free merchandise purchased from the Company by travelers onboard international airlines during fiscal 1996. The Northern Border Division's comparable store sales (excluding sales of stores closed under the restructuring plan and two stores purchased in July 1995) increased by 2.4% for fiscal 1996 when compared to the prior year. The improvement in sales trends for Northern Border Division from fiscal 1995 (when there was a 22.1% decrease in sales from fiscal 1994) was due primarily to the anniversary of the decrease in Canadian tobacco taxes which occurred in the first quarter of fiscal 1995, and increases in average transaction spend amounts by customers resulting from the Division's marketing and promotion programs. The above was partially offset by the continued negative trend in Canadian traffic across the Untied States/Canada border during fiscal 1996. The Airport Division's sales increase was due primarily to an increase in the number of foreign travelers shopping at the Company's airport locations during fiscal 1996, and store openings at Denver International Airport, Boston's Logan International Airport and San Juan International Airport in Puerto Rico during fiscal 1996. The above was partially offset by sales decreases due to store closings under the Company's restructuring plan and the effects of the severe hurricanes at the Company's St. Thomas and St. Maarten locations. The Diplomatic and Wholesale Division's sales, excluding locations sold in fiscal 1996 as part of the Company's restructuring plan and a business purchased in the latter part of fiscal 1995, decreased by 23.3% during fiscal 1996 when compared to fiscal 1995 due primarily to the Company continuing to de-emphasize what would have been relatively low gross margin sales in this Division. Net sales of all the stores and businesses closed or sold under the restructuring plan were $4,757,000 and $13,931,000 for fiscal 1996 and fiscal 1995, respectively.

    COST OF SALES AND GROSS PROFIT

    Gross profit, as a percentage of net sales, increased to 42.5% during fiscal 1996 from 39.9% during fiscal 1995. The increase was due primarily to increases in the Inflight, Airport and Northern Border Divisions' net sales and gross profit margins, and significant decreases in the Southern Border and Diplomatic and Wholesale Divisions' net sales. The Inflight, Airport and Northern Border Divisions have significantly higher gross profit margins than the Southern Border and Diplomatic and Wholesale Divisions. The Inflight Division's gross profit percentage increased during fiscal 1996 when compared to the prior year due primarily to a significant increase, in absolute dollars and as a percentage of the Division's total sales, in duty-free sales made on-board international airlines, which generally have higher gross profit margins than amenity kit and wholesale sales to airlines.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses, as a percentage of net sales, increased to 37.5% in fiscal 1996 from 35.5% in fiscal 1995. The increase was due primarily to the following factors:

    - A significant increase in the Inflight Division's net sales in fiscal 1996, as a percentage of the Company's total sales, when compared to the prior year (Inflight was purchased May 1, 1994). The Inflight Division has selling, general and administrative expenses, as a percentage of net sales, higher than the Company average due primarily to commission expenses paid to airlines.

    - An increase in the Airport Division's net sales in fiscal 1996, as a percentage of the Company's total sales, when compared to the prior year. The Airport Division's operating expenses, as a percentage of net sales, are higher than the Company's other divisions due to rents based on sales and other variable expenses.

    - Significant decreases in the Southern Border Division's net sales in fiscal 1996 versus the prior year. The Southern Border Division has selling, general and administrative expenses, as a percentage of net sales, significantly lower than the Company average. The Company reduced the Southern Border Division's selling, general and administrative expenses by approximately $5,000,000 during fiscal 1996 when compared to the prior year. However, these expense reductions were more than offset by a $41,319,000 decrease in the Division's net sales during fiscal 1996 when compared to fiscal 1995. The expense reductions related primarily to lower employee and other operating expenses resulting from employee terminations, a reduction in the number of hours stores are open, and reductions of advertising and promotion expenses.

    The restructuring plan and the revaluation of intangible assets in the third quarter of fiscal 1995 reduced the Company's selling, general and administrative expenses by approximately $10,400,000 during fiscal 1996 when compared to fiscal 1995.

    INTEREST INCOME

    Interest income decreased by $960,000 during fiscal 1996 when compared to fiscal 1995. The decrease was due primarily to a decrease in funds available for investment during the first part of fiscal 1996 when compared to the prior year resulting from the purchase of Inflight in fiscal 1995 for approximately $73,300,000, and more of the Company's investment portfolio being in tax-exempt municipal bonds during fiscal 1996 which have lower pre-tax yields than taxable bonds.

    INCOME TAXES

    Income taxes, as a percentage of earnings before income taxes, were 37.0% for both fiscal 1996 and fiscal 1995 when the charges and tax benefits from the intangible revaluation and restructuring are excluded from the results for fiscal 1995.

    RESTRUCTURING

    During the third quarter of fiscal 1995, management undertook a restructuring plan which included the closing or sale of 23 stores and business locations, and the consolidation of administrative and warehouse operations. All of the stores and business locations were closed or sold during fiscal 1995 and fiscal 1996. A pre-tax charge to earnings of $7,571,000 was taken during fiscal 1995 as a result of the restructuring. There were no material adjustments to restructuring expenses during fiscal 1996 or 1997.

    REVALUATION OF INTANGIBLE ASSETS

    In the third quarter of fiscal 1995, the Company changed its method of evaluating the recoverability of intangible assets. In fiscal 1995, fair values of intangible assets were determined based on the estimated discounted future operating cash flows of the related acquired operations over the life of each intangible asset. Prior to fiscal 1995, impairment was measured using undiscounted cash flows. The projected financial results of each operation were based on management's best estimate of expected future operating cash flows. Discount rates reflected the risk associated with each operation, based on the type of business, geographic location and other matters, in relation to risk free investments. During the third quarter of fiscal 1995, management determined that cash flow from certain acquired businesses would be below the expectations set by management when the business acquisitions were completed. Accordingly, the Company reduced the carrying amount of its intangible assets by $46,002,000.

    REGULATION AND ECONOMIC FACTORS AFFECTING THE DUTY-FREE INDUSTRY

    The Company's sales and gross profit margins are affected by factors specifically related to the duty-free industry. Most countries have allowances on the import of duty-free goods. Decreases in the duty-free allowances of foreign countries or stricter eligibility requirements for duty-free purchases, as well as decreases in tax and duty rates imposed by foreign jurisdictions (particularly in Canada and Mexico) could have a negative effect on the Company's sales and gross profit margins. Conversely, increases could have a positive effect on the Company's sales and gross profit.

    The principal customers of the Company are residents of foreign countries whose purchases of duty-free merchandise may be affected by trends in the economies of foreign countries and changes in the value of the U.S. dollar relative to their own currencies. Any significant increase in the value of the U.S. dollar relative to the currencies of foreign countries, particularly Canada and Mexico, could have an adverse impact on the number of travelers visiting the United States and the dollar amount of duty-free purchases made by them from the Company. A significant increase in gasoline prices or a shortage of fuel may also reduce the number of international travelers and thereby adversely affect the Company's sales. In addition, the Company imports a significant portion of its products from Western Europe and Canada at prices negotiated either in U.S. dollars or foreign currencies. As a result, the Company's costs are affected by fluctuations in the value of the U.S. dollar in relation to major Western European and Canadian currencies. A decrease in the purchasing power of the U.S. dollar relative to other currencies causes a corresponding increase in the purchase price of products. The Company enters into foreign exchange forward contracts as a hedge against a portion of its exposure to currency fluctuations on commitments to purchase merchandise.

LIQUIDITY AND CAPITAL RESOURCES

    As of April 27, 1997, net cash provided by operations was $11,546,000, working capital was $146,240,000 and the Company had $65,611,000 of cash and investments.

    As of and for the quarter ended April 27, 1997, there were no outstanding borrowings under the Company's $75,000,000 revolving line of credit facility. The Company believes that the combination of the cash flow generated by its operations and its available credit facility will be sufficient to finance its growth and meet its projected capital expenditures and other liquidity requirements.

    The Company has a $75,000,000 revolving line of credit and letter of credit facility with various banks expiring in May 1998. Borrowings under the agreement bear interest at a rate selected by the Company based on the prime rate, federal funds rate or the London Interbank Offered Rate. The credit facility contains covenants which require, among other things, maintenance of minimum tangible net worth, as defined, and certain financial ratios. As of January 26, 1997, the Company had issued letters of credit for $10,844,000 and had available borrowings of $50,000,000. There were no borrowings under the facility during the years ended January 26, 1997 and January 28, 1996. Currently, the Company has no plans to make any borrowings under the facility.

    The Company's primary liquidity and capital requirements for fiscal 1998 will be working capital needs, primarily inventory and receivables, purchases of property and equipment and dividend payments.

During fiscal 1998, the Company expects to spend approximately $12,500,000 on capital expenditures, make approximately $6,600,000 of dividend payments and make approximately $1,093,000 of debt payments. Working capital was $142,117,000 as of January 26, 1997, an increase of $20,826,000 from $121,291,000 as of January 28, 1996. The Company believes its existing funds, cash provided by operations and available borrowings will be sufficient to meet its current liquidity and capital requirements.

                             PRICE RANGE OF SHARES

    The Shares trade on the New York Stock Exchange (the "NYSE") under the symbol "DFI". The following table sets forth, for the fiscal quarters indicated, the high and low sales price per Share on the New York Stock Exchange. All prices set forth are as reported in published financial sources:

                                                                                   MARKET PRICE
                                                                               --------------------
                                                                                 HIGH        LOW
                                                                               ---------  ---------
Fiscal 1996:
  First Quarter..............................................................  $   8 7/8  $       7
  Second Quarter.............................................................     10 5/8      7 3/8
  Third Quarter..............................................................     15 3/4          9
  Fourth Quarter.............................................................     16 3/4     13 1/8
Fiscal 1997:
  First Quarter..............................................................  $  15 1/8  $  11 3/4
  Second Quarter.............................................................     17 1/4     12 1/2
  Third Quarter..............................................................     15 3/4     13 1/8
  Fourth Quarter.............................................................     17 7/8     13 1/8
Fiscal 1998:
  First Quarter..............................................................  $  15 3/4  $  12 3/8
  Second Quarter.............................................................         24     13 7/8
  Third Quarter (through August 5)...........................................         24     23 7/8

    Cash dividends declared were approximately $6,536,000, or $0.24 per share, and $5,450,000, or $0.20 per share, for the years ended January 26, 1997 and January 28, 1996. The Company intends to pay quarterly dividends of $0.06 per share during fiscal 1998.

    On July 1, 1997, the last full trading day prior to the announcement of the terms of the Merger Agreement, the reported closing sales price per Share on the New York Stock Exchange was $20 1/8. On July 8, 1997, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the New York Stock Exchange was $23 13/16. On August 5, 1997 the last full trading day prior to the filing of this proxy statement, the reported closing sales price per share on the New York Stock Exchange was 23 7/8. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

                            BUSINESS OF THE COMPANY

GENERAL

    The duty-free industry is a multi-billion dollar world-wide industry. Duty-free merchandise generally consists of well-known brands of luxury goods, such as liquor, perfumes and cosmetics, tobacco products, gifts and other items which are often subject to high rates of taxation when sold in domestic markets for domestic consumption. Duty-free merchandise sold in the United States includes imported liquor, tobacco products and luxury goods, as well as domestic products, sold free of federal duties, excise taxes and state and local sales taxes. Such merchandise is also generally exempt, within certain allowances, from import duties and taxes at the traveler's destination.

    The duty-free industry developed in the United States after World War II as international travel increased. This increase encouraged the development of a system which allows a traveler to buy merchandise free of all duties and sales and excise taxes imposed on domestically consumed goods. In general, travelers can save 20% to 60% on the purchase of duty-free merchandise in the United States, compared to the retail price of the same merchandise in the country of their destination. Most countries have allowances on the import of duty-free goods. Changes in the duty-free allowances of foreign countries or in the eligibility requirements for duty-free purchases, as well as changes in tax and duty rates imposed by foreign jurisdictions, affect sales of duty-free merchandise in United States duty-free shops. As a result of the generally high taxes and duties imposed in certain foreign countries, it may be more economical for some travelers to exceed these allowances and pay the import duties imposed by the country of their destination.

    Duty Free International, Inc. (the "Company") operates in several distinct markets of the duty-free industry. The Company is the leading operator of duty-free stores along the United States/Canada and United States/Mexico borders, one of the leading operators of duty-free and retail stores in international airports in the United States and Puerto Rico, and is a prime concessionaire and supplier of merchandise to international airlines' inflight duty-free shops. The Company is also the largest supplier of duty-free merchandise to foreign diplomats in the United States and is a major supplier of merchandise to merchant and cruise ships from ports in the Northeast United States and Miami, Florida.

    Sales to the diplomatic community are based on reciprocal agreements between countries, under which duty-free purchasing privileges are given to foreign diplomats serving in the host country. In the United States, all orders placed by foreign diplomats for duty-free merchandise must be approved by both the Treasury and State Departments to confirm the diplomat's eligibility for such purchases.

ORGANIZATION AND OPERATIONS

    The Company was formed as a Maryland corporation in 1983 to acquire 19 border stores and one airport store. Since its founding, the Company has grown to be one of the world's largest chains of duty-free stores operating approximately 176 stores and employing over 2,000 people serving locations in the United States, Puerto Rico, the Caribbean and on international airlines' inflight duty-free shops. The Company has grown by expanding into additional airport and United States border locations, and by business acquisitions.

    The Company is organized into four operating divisions: the Border Division, the Airport Division, the Diplomatic and Wholesale Division and the Inflight Division.

BORDER DIVISION

    The Border Division operates the largest chain of duty-free stores along the United States/Canada and United States/Mexico borders. The Division operates a total of 67 stores.

    UETA, Inc. ("UETA" or the "Southern Border Division") operates 31 duty-free stores along the Mexican border in the states of Texas, Arizona and California. The Southern Border Division provides Mexican/American border traffic with access to luxury items such as premium watches, fragrances and cosmetics, top quality liquor and tobacco products, beer, wine, gourmet foods, designer jewelry and other high quality gifts. UETA is the exclusive duty-free distributor on the United States side of the Mexican border for liquor brands produced by United Distillers Group (Duty-free) Ltd. The Southern Border Division intends to continue to increase customer awareness of the value of duty-free shopping through marketing and advertising, and to adjust product assortment in order to meet the preferences of duty-free shoppers. In fiscal 1998, UETA will open its first store on the Mexican side of the United States/Mexico border. Economic factors, such as the value of the Mexican peso versus the U.S. dollar and the Mexican economy, have had and will continue to have a significant effect on UETA's net sales and earnings.

    AMMEX Tax and Duty-free Shops, Inc. and AMMEX Tax and Duty-free Shops West, Inc. (collectively, "AMMEX" or the "Northern Border Division") operates 36 duty-free and retail stores along the Canadian border in the states of New York, Vermont, Maine, Washington, Michigan, Idaho, Montana, North Dakota and Minnesota. The duty-free stores sell a wide variety of quality, brand-name merchandise to individuals traveling from the United States to Canada, a majority of whom are Canadians returning home. Retail locations carry groceries, snacks, souvenirs and gift items. The Northern Border Division also operates currency exchanges and gas stations at several high volume border locations. AMMEX's objectives have been to attract a greater percentage of the eligible travelers crossing the border into Canada and to sell more goods to each customer by remodeling and expanding stores and through sales training, merchandising, advertising and promotion. Economic factors, such as the Canadian economy, certain Canadian domestic taxes, and the value of the Canadian dollar versus the U.S. dollar have had and will continue to have a significant effect upon the Northern Border Division's net sales and earnings.

AIRPORT DIVISION

    Fenton Hill American, Limited (the "Airport Division") operates 109 duty-free and retail stores in 14 international airports, and in the Caribbean and South Florida markets. During fiscal 1997, the Airport Division opened an additional seven stores at Chicago's O'Hare International Airport, and opened a 5,000 square-foot duty-free store at the new Delta Flight Center at the John F. Kennedy International Airport in New York. The Airport Division's retail mix currently includes duty-free shops, which sell premium merchandise such as top quality liquor and tobacco products and exclusive fragrances and cosmetics, and specialty stores such as The Athlete's Foot (branded athletic-wear), Bodyography (natural personal care products), The Sports Section (regional sports-theme shops), news and gift shops, bookstores and gourmet food and confectionery outlets.

    The Airport Division also operates a number of stores not located in airports. It serves cruise ship passengers and airport bound customers through 12 shops located in Miami and Orlando, Florida. In Washington, D.C., the Airport Division operates a luxury gift store which serves the diplomatic community. This division also operates 12 retail stores on the Caribbean islands of St. Thomas, Aruba, Bonaire, Curacao and St. Maarten.

    During the past several years, the Airport Division has grown through acquisitions, obtaining new airport concessions and expanding existing locations. With the potential for expansion of the Company's current airport stores, as well as for development of other new specialty-retailing concepts, the Company believes that it will continue to find opportunities for new airport locations and other airport retail and duty-free businesses. The Airport Division's sales volume and its overall results of operations can be affected by factors relating to the airline industry over which the Company has no control, including which airlines operate at particular terminals, which routes are serviced by those airlines, levels of airline passenger traffic, and economic and other conditions affecting the airline industry in general.

DIPLOMATIC AND WHOLESALE DIVISION

    The Diplomatic and Wholesale Division is the leading domestic supplier of duty-free merchandise to the foreign diplomatic community in the United States, principally embassies, consulates and United Nations missions in Washington, D.C. and New York City. Foreign diplomats with official status and foreign military personnel in training throughout the United States can order duty-free merchandise directly from the division's salespersons or from its catalog. The Diplomatic and Wholesale Division is also a supplier of merchandise to merchant and cruise ships from ports in the northeastern United States and Miami.

    The Diplomatic and Wholesale Division owns and operates a 110,000 square foot warehouse/ distribution center in Glen Burnie, Maryland, and a 140,000 square foot warehouse/distribution center in South Miami, Florida. During fiscal 1997, the Diplomatic and Wholesale Division continued to de-emphasize low gross margin sales in order to provide greater distribution capabilities to the Company's stores, thus providing more resources for the Company's higher profit operations.

INFLIGHT DIVISION

    The Inflight Division ("Inflight") is a leading concession operator and supplier of on-board duty-free merchandise to international airlines through on-board concessions and wholesale programs, and is a major supplier of international airlines, first class and premium class amenity kits. Currently, Inflight operates the on-board duty-free concessions for 24 airlines. Inflight's concession programs fully operate the on-board duty-free concessions for airlines. Inflight purchases products and manages every aspect of duty-free sales on the airlines, flights, including magazine and videotape promotions. With a percentage of total sales paid in royalties to the airline, this program provides airlines with a risk-free means of incrementally increasing their earnings. The division's wholesale program provides merchandise for duty-free programs which airlines run on their international flights. The carrier runs all promotions, manages the program and owns the inventory which is bought from Inflight. Inflight has exclusive distribution agreements for various parts of the world with many world recognized brand names in the luxury products industry, including Chanel, Christian Dior, Hermes, Mont Blanc, Yves Saint Laurent, Elizabeth Arden and Lancaster. Additionally, it maintains warehouse and station locations throughout the U.S., Pacific Rim, Europe and South America. In fiscal 1997, the Inflight Division be an operating the on-board duty-free concession programs for Air Canada and Canadian International. In the future, the Company will continue to pursue other on-board duty-free concession contracts with international airlines not served by the Company. The Company believes Inflight will be a significant contributor to its growth as air travel grows and airlines continue to outsource non-core services.

    The Inflight Division's sales volume and results of operations can be affected by factors relating to the airline industry over which the Company has no control, including levels of international airline passenger traffic, economic and other conditions affecting the airline industry in general, and the value of foreign currencies versus the U.S. dollar.

REGULATION

    Duty-free stores and operations are specifically authorized and recognized as a separate class of bonded warehouse by the Duty-free Sales Enterprises Act of 1988, which was enacted by the United States Congress as part of the Omnibus Trade and Competitiveness Act of 1988.

    Duty-free merchandise is shipped by domestic and foreign suppliers "in bond" (without taxes or duties) to bonded warehouses in the United states. Bonded warehouses are subject to supervision by the United States Customs Service ("Customs Service") and may only be used to store merchandise which has not entered the domestic market. Because the United States collects no taxes or duties on merchandise sold by duty-free stores and other duty-free operations, all merchandise shipped from a bonded warehouse to a duty-free store or other duty-free location remains "under bond" and therefore subject to a high degree of regulation by the Customs Service and by the Bureau of Alcohol, Tobacco and Firearms (the "Bureau"), each of which are agencies of the United States Department of the Treasury.

    The Bureau also requires corporations to which it issues permits to notify it in the event of a change in the officers or directors of the corporate operator or if there is a change in the corporate operator's ownership. The Bureau requires certain background information on any stockholder who acquires 10% or more of the common stock of a corporate operator and will not permit ownership by any such stockholder it deems unacceptable. The Company therefore has established the right to require the redemption or the prompt disposition, under certain circumstances, of all or any portion of the shares of Common Stock owned by a stockholder which totals to more than 9% of the outstanding Common Stock.

SUPPLIERS, DISTRIBUTION AND INVENTORY CONTROL

    The Company purchases products from numerous vendors, including manufacturers and distributors. As is typical throughout the duty-free industry, the Company does not have any significant long-term or exclusive purchase commitments. Management believes that alternative sources of supply are available for each category of merchandise purchased by the Company.

    Merchandise is generally shipped directly from vendors to the bonded warehouses and distribution centers located in Glen Burnie, Maryland, Laredo, Texas and Miami, Florida. However, certain merchandise is shipped directly to the Company's regional bonded warehouses and store locations. To control inventory levels, management uses various automated replenishment systems. Frequent shipments are made to the Border, Airport, and Inflight Divisions' warehouses or stores to assure fully stocked displays and stockrooms. Merchandise is delivered daily by truck to the diplomatic communities in Washington, D.C. and New York City. The Company's trucks are also used to supply duty-free merchandise to merchant and passenger ships.

    Duty-free inventory is strictly controlled to comply with Customs Service regulations. The Company must keep detailed records documenting the receipt and sale of all duty-free merchandise. Failure to maintain such records may result payment of penalties and all taxes and duties which would have been imposed on the domestic sale of such merchandise. The Company's computerized inventory control system allows it to identify product needs, to arrange for prompt reorders from vendors, and to support compliance with the Customs Service record-keeping requirements. Slow moving products also can be identified and more appropriate product mixes maintained. The Company rarely experiences problems with obsolescence, because most inventory turns frequently and most products have a relatively long shelf-life.

    The Company's suppliers provide significant sales support in a variety of ways, including in-store displays, gift-with-purchase items, advertisements, brochures, printed shopping bags, staff training, signs and sales personnel. In addition, some distributors and manufacturers rent space in certain duty-free stores for the display of transparencies containing product advertisements. Many suppliers also purchase advertising space in the catalogs produced by the various divisions. Some suppliers also rent space in the Company's warehouses and pay a fee for processing shipments of their merchandise.

ECONOMIC CONDITIONS AND EXCHANGE RATES

    The principal customers of the Company are residents of foreign countries whose purchases of duty-free merchandise may be affected by trends in the economies of foreign countries and changes in the value of the U.S. dollar relative to their own currencies. Any significant increase in the value of the U.S. dollar relative to the currencies of foreign countries, particularly Canada and Mexico, could have an adverse impact on the number of travelers visiting the United States and the dollar amount of duty-free purchases made by them-from the Company. A significant increase in gasoline prices or a shortage of fuel may also reduce the number of international travelers and thereby adversely affect the Company's sales. In addition, the Company imports a significant portion of its products from Western Europe and Canada at prices negotiated either in U.S. dollars or foreign currencies. As a result, the Company's costs are affected by fluctuations in the value of the U.S. dollar in relation to major Western European and Canadian currencies. A decrease in the purchasing power of the U.S. dollar relative to other currencies causes a corresponding increase in the purchase price of products. The Company enters into foreign exchange forward contracts as a hedge against a portion of its exposure to currency fluctuations on commitments to purchase merchandise.

COMPETITION

    The Airport Division can experience significant competition when negotiating or bidding for new concession leases or renewal of existing leases in those locations where the operating authority requires such negotiating or bidding. Competitors bid for the exclusive right to operate in a particular airport or, in the case of some larger airports, in a particular airport terminal servicing one or more airlines. The Company's lease and concession agreements for duty-free stores at the New York City airports are consistent with airport leases in the region in that they are terminable by the lessor upon 30 days notice, and also may be subject to re-bid at the end of the operator's lease at which time sealed bids are submitted by prospective operators or negotiations are undertaken with the authority. Most of Inflight's concession contracts are subject to 30 to 120 day cancellation clauses exercisable by the Company or the airline.

    Approximately four other companies operate duty-free stores in the United States along the Canadian border. A small number of regional duty-free companies operate along the Mexican border and compete with the Company. Large discount chains that are not duty-free operators, such as Price Club and Sam's Club, compete with the Company for customers crossing the United States/Mexico border. Approximately 15 companies operate duty-free stores at airports in the United States. The largest such company is Duty-free Shoppers Group, Ltd. which is the largest duty-free operator in the world. The Inflight Division has one major competitor operating international airlines' on-board duty-free concessions. The majority of international airlines operate their own on-board duty-free concessions. There are a large number of competitors offering wholesale merchandise to international airlines. The principal competition for diplomatic sales consists of purchases made directly from European suppliers. There are no material competitors currently operating in the principal ports serviced by the Diplomatic and Wholesale Division except for Miami, Florida. There are significant competitors which can make sales to the Company's passenger and merchant vessel customers when those customers Visit ports not serviced by the Company.

                   CERTAIN INFORMATION CONCERNING BAA AND W&G

    W&G is a newly incorporated Maryland corporation and an indirect wholly-owned subsidiary of BAA. To date, W&G has not conducted any business other than in connection with the Offer and the Merger. Accordingly, no meaningful financial information with respect to W&G is available. The principal executive offices of W&G are located at c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.

    BAA, a corporation organized under the laws of England, has its principal executive office at Stockley House, 130 Wilton Road, London SW1V 1LQ.

                                 OTHER MATTERS

    Management knows of no other matter which may properly be brought before the Meeting. Under the Company's Bylaws, no business may be transacted at a special meeting of stockholders unless it is included in the notice of the meeting. If any other matters properly come before the Special Meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment.

                             ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. All such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1300, Chicago, IL 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 3190, Washington, D.C. 20549 at prescribed rates. Such material should also be available on-line through the Commission's EDGAR electronic filing and retrieval system and on the Commission's World Wide web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by rerefence:

        1. The Annual Report of the Company on Form 10-K for its fiscal year ended January 27, 1997;

        2. The Quarterly Report of the Company on Form 10-Q for its fiscal period ended April 27, 1997;

        3. All other reports filed by the Company since the end of the fiscal year covered by the Annual Report referred to above; and

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to date hereof and prior to the Special Meetings shall be deemed to be incorporated herein by reference. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                    By Order of the Board of Directors,

                                    Gerald F. Egan
                                    Corporate Secretary

August 20, 1997

    PLEASE MARK, SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER
                            DATED AS OF JULY 2, 1997
                                     AMONG
                                    BAA PLC,
                         W & G ACQUISITION CORPORATION
                                      AND
                         DUTY FREE INTERNATIONAL, INC.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----

                                                       ARTICLE I
                                                       The Offer
SECTION  1.01.       The Offer.............................................................................           3
SECTION  1.02.       Company Actions.......................................................................           3

                                                       ARTICLE II
                                                       The Merger
SECTION  2.01.       The Merger............................................................................           4
SECTION  2.02.       Closing...............................................................................           4
SECTION  2.03.       Effective Time........................................................................           4
SECTION  2.04.       Charter and By-Laws...................................................................           4
SECTION  2.05.       Directors.............................................................................           4
SECTION  2.06.       Officers..............................................................................           4

                                                      ARTICLE III
                                       Effect of the Merger on the Capital Stock
                                       of the Constituent Corporations; Exchange
                                                    of Certificates
SECTION  3.01.       Effect on Stock.......................................................................           4
SECTION  3.02.       Exchange of Certificates..............................................................           5

                                                       ARTICLE IV
                                     Representations and Warranties of the Company
SECTION  4.01.       Standing and Corporate Power..........................................................           5
SECTION  4.02.       Subsidiaries..........................................................................           6
SECTION  4.03.       Capital Structure.....................................................................           6
SECTION  4.04.       Authority; Noncontravention...........................................................           6
SECTION  4.05.       SEC Documents; Undisclosed Liabilities................................................           6
SECTION  4.06.       Information Supplied..................................................................           7
SECTION  4.07.       Absence of Certain Changes or Events..................................................           7
SECTION  4.08.       Litigation............................................................................           7
SECTION  4.09.       Absence of Changes in Benefit Plans...................................................           7
SECTION  4.10.       ERISA Compliance......................................................................           7
SECTION  4.11.       Taxes.................................................................................           8
SECTION  4.12.       No Excess Parachute Payments..........................................................           9
SECTION  4.13.       Voting Requirements...................................................................           9
SECTION  4.14.       State Takeover Statutes...............................................................           9
SECTION  4.15.       Brokers; Schedule of Fees and Expenses................................................           9
SECTION  4.16.       Opinion of Financial Advisor..........................................................           9
SECTION  4.17.       Intellectual Property.................................................................           9
SECTION  4.18.       Compliance with Laws..................................................................           9
SECTION  4.19.       Environmental Protection..............................................................           9
SECTION  4.20.       Labor Relations and Employment........................................................          10
SECTION  4.21.       Contracts.............................................................................          11
SECTION  4.22.       Inventory.............................................................................          11
SECTION  4.23.       Balance Sheet Reserves................................................................          11
SECTION  4.24.       Foreign Corrupt Practices Act.........................................................          11

                                                                                                                PAGE
                                                                                                                -----

                                                       ARTICLE V
                                    Representations and Warranties of Parent and Sub
SECTION  5.01.       Standing and Corporate Power..........................................................          11
SECTION  5.02.       Authority; Noncontravention...........................................................          11
SECTION  5.03.       Information Supplied..................................................................          11
SECTION  5.04.       Brokers...............................................................................          12
SECTION  5.05.       Financing.............................................................................          12

                                                       ARTICLE VI
                                       Covenants Relating to Conduct of Business
SECTION  6.01.       Conduct of Business...................................................................          12
SECTION  6.02.       No Solicitation.......................................................................          13

                                                      ARTICLE VII
                                                 Additional Agreements
SECTION  7.01.       Stockholder Approval; Preparation of Proxy Statement..................................          13
SECTION  7.02.       Access to Information; Confidentiality................................................          14
SECTION  7.03.       Reasonable Efforts; Notification......................................................          14
SECTION  7.04.       Stock Options.........................................................................          14
SECTION  7.05.       Indemnification.......................................................................          15
SECTION  7.06.       Directors.............................................................................          15
SECTION  7.07.       Fees and Expenses.....................................................................          15
SECTION  7.08.       Public Announcements..................................................................          16
SECTION  7.09.       Transfer Taxes........................................................................          16

                                                      ARTICLE VIII
                     Conditions Precedent..................................................................          42

                                                       ARTICLE IX
                                           Termination, Amendment and Waiver
SECTION  9.01.       Termination...........................................................................          17
SECTION  9.02.       Effect of Termination.................................................................          17
SECTION  9.03.       Amendment.............................................................................          17
SECTION  9.04.       Extension; Waiver.....................................................................          17
SECTION  9.05.       Procedure for Termination, Amendment, Extension or Waiver.............................          17

                                                       ARTICLE X
                                                   General Provisions
SECTION 10.01.       Nonsurvival of Representations and Warranties.........................................          18
SECTION 10.02.       Notices...............................................................................          18
SECTION 10.03.       Definitions...........................................................................          18
SECTION 10.04.       Interpretation........................................................................          18
SECTION 10.05.       Counterparts..........................................................................          19
SECTION 10.06.       Entire Agreement; No Third-Party Beneficiaries........................................          19
SECTION 10.07.       Governing Law.........................................................................          19
SECTION 10.08.       Assignment............................................................................          19
SECTION 10.09.       Enforcement...........................................................................          19

Exhibit A            Conditions of the Offer

    AGREEMENT AND PLAN OF MERGER, dated as of July 2, 1997, among BAA plc, a corporation organized under the laws of England ("Parent"), W & G Acquisition Corporation, a Maryland corporation ("Sub") and a wholly owned subsidiary of Parent, and Duty Free International, Inc., a Maryland corporation (the "Company").

    WHEREAS, the respective Board of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the issued and outstanding shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"), at a price per share of Common Stock of $24, net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Sub and certain stockholders of the Company (the "Stockholders"), are entering into a stockholder agreement (the "Stockholders Agreement") pursuant to which the Stockholders shall agree to take certain actions to support the transactions contemplated by this Agreement;

    WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and the Company are entering into a stock option agreement (the "Option Agreement"), pursuant to which the Company has granted to Parent an irrevocable option to purchase up to 5,434,367 newly issued shares of Common Stock (the "Option Shares"), upon the terms and subject to the conditions of the Option Agreement, at a price of $24 per Option Share.

    WHEREAS, the Board of Directors of the Company has (a) determined that the Offer and the Merger (as defined below) are advisable and fair to and in the best interests of the stockholders of the Company, (b) approved (i) the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement, (ii) the transactions contemplated by the Stockholder Agreement and (iii) the transactions contemplated by the Option Agreement (collectively, the "Transactions"), (c) approved the execution, delivery and performance of this Agreement and (d) resolved to recommend acceptance of the Offer and approval of the Merger by such stockholders;

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company (the "Merger"), on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock not owned directly or indirectly by Parent or the Company shall be converted into the right to receive the per share consideration paid pursuant to the Offer; and

    WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE OFFER

    SECTION 1.01. THE OFFER. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the announcement of the execution of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer. The obligation of Sub to and of Parent to cause Sub to, accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A attached hereto and to the other conditions of this Agreement. Sub expressly reserves the right to modify the terms of the Offer and to waive any condition of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of shares of Common Stock subject to the Offer,
(ii) reduce the price per share of Common Stock to be paid pursuant to the Offer, (iii) modify or add to the conditions set forth in Exhibit A or otherwise amend the Offer in any manner materially adverse to the Company's stockholders,
(iv) except as provided in the next two sentences, extend the Offer, or (v) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer for a period of not more than 10 business days beyond the initial expiration date of the Offer (which initial expiration date shall be 20 business days following commencement of the Offer), if on the date of such extension less than 90% of the outstanding shares of Common Stock have been validly tendered and not properly withdrawn pursuant to the Offer, (ii) extend the Offer from time to time if at the initial expiration date or any extension thereof the Minimum Tender Condition (as defined in Exhibit A) or any of the other conditions to Sub's obligation to purchase shares of Common Stock set forth in paragraphs (a),
(b) and (e) of Exhibit A shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iv) extend the Offer for any reason for a period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i), (ii) or (iii) of this sentence. In addition, Sub shall at the request of the Company extend the Offer for five business days if at any scheduled expiration date of the Offer any of the conditions to Sub's obligation to purchase shares of Common Stock shall not be satisfied; provided, however, that Sub shall not be required to extend the Offer beyond December 31, 1997. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

    (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents shall comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company for inclusion in the Offer Documents. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and Sub shall provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

    (c) Parent shall provide or cause to be provided to Sub on a timely basis all funds necessary to purchase any shares of Common Stock that Sub becomes obligated to purchase pursuant to the Offer.

    SECTION 1.02. COMPANY ACTIONS. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company (the "Company Board"), at a meeting duly held, has unanimously duly adopted resolutions (i) determining that the Offer, the Merger and the Transactions are advisable and fair to and in the best interests of the stockholders of the Company, (ii) approving (A) the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement and (B) the Offer, the Merger and the other Transactions, (iii) approving this Agreement, (iv) amending the Company's Bylaws such that Section 3-702 of the Maryland General Corporation Law ("MGCL") is inapplicable to the Offer, the Merger, and the Transactions and exempting the Offer, the Merger and the Transactions from Section 3-602 of the MGCL and (v) recommending that the stockholders of the Company accept the Offer, tender their shares of Common Stock pursuant to the Offer and approve the Merger; provided, however, that such approval, determination, recommendation or other action may be withdrawn, modified or amended in accordance with Section 6.02(b) and Section 7.01.

    (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations described in Section 1.02(a) and shall as promptly as practicable thereafter mail the Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the
Schedule 14D-9 promptly after the receipt of such comments.

    (c) In connection with the Offer, the Company shall either (i) cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and other computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock and shall furnish to Sub such information and assistance, and of stockholders, security position listings (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders or (ii) make available to Sub the services of the Company's transfer agent for purposes of the dissemination of the Offer Documents and any other documents necessary to consummate the Merger. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer, the Merger and, if this Agreement shall be terminated, shall, upon request, promptly deliver to the Company any copies of such information then in their possession.

                                   ARTICLE II

                                   THE MERGER

    SECTION 2.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGCL, Sub shall be merged with and into the Company at the Effective Time of the Merger (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the MGCL.

    SECTION 2.02. CLOSING. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, unless another date or place is agreed to in writing by the parties hereto.

    SECTION 2.03. EFFECTIVE TIME. On the Closing Date, the parties shall file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the MGCL and shall make all other filings or recordings required under the MGCL. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the State Department of Assessment and Taxation of Maryland ("SDAT"), or at such other time as Sub and the Company shall agree and shall specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time of the Merger").

    SECTION 2.04. CHARTER AND BY-LAWS. (a) The Restated Certificate of Incorporation of the Company (the "Charter"), as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    (b) The Bylaws of Sub as in effect at the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

    SECTION 2.05. DIRECTORS. The directors of Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    SECTION 2.06. OFFICERS. The officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III

              EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

    SECTION 3.01. EFFECT ON STOCK. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of Sub:

    (a) Each issued and outstanding share of the stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

    (b) Each share of Common Stock that is owned by any subsidiary of the Company and each share of Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

    (c) Each issued and outstanding share of Common Stock shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price per share of Common Stock paid pursuant to the Offer (the "Merger Consideration"). As of the Effective Time of the Merger, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

    SECTION 3.02. EXCHANGE OF CERTIFICATES.

    (a) PAYING AGENT. Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Common Stock.

    (b) PARENT TO PROVIDE FUNDS. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent on a timely basis, immediately following the Effective Time of the Merger, all the funds necessary to pay for the shares of Common Stock pursuant to Section 3.01, it being understood that any and all interest earned on funds made available to the Paying Agent in accordance with this Agreement shall be turned over to Parent.

    (c) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time of the Merger, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.01 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest shall be paid or accrue on the cash payable upon the surrender of any Certificate.

    (d) NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

    (e) NO LIABILITY. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.04)), the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Sub, except as disclosed in the SEC Documents (as defined below) or in the Disclosure Schedule attached hereto (the "Disclosure Schedule") as follows:

    SECTION 4.01. STANDING AND CORPORATE POWER. Each of the Company and each of its Significant Subsidiaries (as defined below) is a corporation validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the business, properties, assets, condition (financial or otherwise), or results of operations or prospects of the Company and its subsidiaries taken as a whole other than as the result of currency exchange rate fluctuations, customs, tax and duty law changes and changes relating to the economy generally or to the Company's industry in general and not specifically relating to the Company or any of its Subsidiaries (a "Company Material Adverse Effect"). The Company has delivered to Parent complete and correct copies of its Restated Charter and By-laws and the certificates of incorporation and by-laws of its Significant Subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, a "Significant Subsidiary" means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

    SECTION 4.02. SUBSIDIARIES. Section 4.02 of the Disclosure Schedule lists each subsidiary of the Company and indicates those subsidiaries that constitute Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in Section
4.02 of the Disclosure Schedule, are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another such wholly owned subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries and except for the ownership interests set forth in Section 4.02 of the Disclosure Schedule hereto, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

    SECTION 4.03. CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, par value $0.01 per share. As of July 1, 1997, (i) 27,340,088 shares of Common Stock were issued and outstanding, and (ii) 1,572,316 shares of Common Stock were reserved for issuance pursuant to the outstanding employee stock options ("Plan Options") granted pursuant to the Stock Plans (as defined in Section 7.04), and other options ("Other Options" and, together with the Plan Options, the "Stock Options") granted to employees, directors and consultants and former employees, directors and consultants of the Company. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Plans or pursuant to the agreements representing outstanding Other Options described in clause (iii) above shall be, when issued and paid for in accordance with the terms of the applicable Stock Plan or Other Option, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in Section 4.03 of the Disclosure Schedule hereto, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Significant Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Significant Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Significant Subsidiaries or obligating the Company or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of its Significant Subsidiaries to purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Significant Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Significant Subsidiary or any other entity.

    SECTION 4.04. AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of the Merger and the adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement by the Company does not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Significant Subsidiaries under, (i) the Charter or By-Laws of the Company or the comparable charter or organizational documents of any of its Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Significant Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Significant Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights or Liens or judgments, orders, decrees, statutes, law ordinances, rules or regulations that individually or in the aggregate would not (x) have a Company Material Adverse Effect, (y) materially impair the ability of the Company to perform its obligations under this Agreement or (z) prevent the consummation of any of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Significant Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing with the SEC of (x) the Schedule 14D-9, (y) a proxy or information statement relating to the approval by the Company's stockholders of the Merger and this Agreement, if such approval is required by law (as amended or supplemented from time to time, the "Proxy Statement"), and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with the Operative Agreements and the Transactions, (iii) the filing of the Articles of Merger with the SDAT and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) all necessary consents and approvals from each of the Customs Service Bureau and Bureau of Alcohol, Tobacco and Firearms applicable to the Merger and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Significant Subsidiaries conducts any business or owns any property or assets, the failure to obtain or make would not have a Material Adverse Effect.

    SECTION 4.05. SEC DOCUMENTS; UNDISCLOSED LIABILITIES. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (the "SEC Documents"). As of their respective dates, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document was revised or superseded by a later filed SEC Document, none of the SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of the filing of the respective SEC Documents were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved and fairly presented the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents hereto, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Documents which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

    SECTION 4.06. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the information statement to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under Exchange Act (the "Information Statement") or the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the meeting of the Company's stockholders held to vote on adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

    SECTION 4.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Section 4.07 of the Disclosure Schedule, from January 26, 1997 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and there has not been (i) any Company Material Adverse Effect, (ii) except for regular quarterly dividends payable, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, Stock or property) with respect to the Common Stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (A) any granting by the Company or any of its Significant Subsidiaries to any executive officer of the Company or any Significant Subsidiaries of any increase in compensation, except as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents, (B) any granting by the Company or any of its Significant Subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents or (C) any entry by the Company or any of its Significant Subsidiaries into any employment, severance or termination agreement with any such executive officer,
(v) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a Company Material Adverse Effect on the Company and its subsidiaries taken as a whole, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles or (vii) any action which would have been prohibited without Parent's approval under Section 6.01(a) if taken between the date of this Agreement and the Effective Time of the Merger.

    SECTION 4.08. LITIGATION. Except as set forth in Section 4.08 of the Disclosure Schedule, as of the date of this Agreement (i) there is no single or series of related suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Significant Subsidiaries, or any unsatisfied judgment against the Company or any of its Significant Subsidiaries, relating to or involving an amount greater than $500,000 and (ii) there is not any judgment, decree, injunction or similar order of any Governmental Entity or arbitrator outstanding against the Company or any of its Significant Subsidiaries or other single or series of related suits, actions or proceedings pending or, to the knowledge of the Company, threatened that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect or prevent the consummation of the Transactions.

    SECTION 4.09. ABSENCE OF CHANGES IN BENEFIT PLANS. From January 26, 1997, to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any of its Significant Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its Significant Subsidiaries (other than with respect to a Foreign Benefit Plan, as defined in Section 4.10(v)) (collectively, the "Benefit Plans"). Except as set forth in
Section 4.09 of the Disclosure Schedule, there are no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its Significant Subsidiaries and any current or former employee, officer or director of the Company or any of its Significant Subsidiaries.

    SECTION 4.10. ERISA COMPLIANCE. (i) Section 4.10 of the Disclosure Schedule hereto contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA) and all other Benefit Plans (other than Foreign Benefit Plans) maintained, or contributed to, by the Company, any entity which is under common control with the Company under Code
Section 414 ("ERISA Affiliate"), or any of the Company's Significant Subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of its ERISA Affiliates or Significant Subsidiaries. The Company has made available to Parent true, complete and correct copies of (A) each (or, in the case of any unwritten Benefit Plans, descriptions thereof), (B) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (C) the most recent actuarial valuations, if any, for the Benefit Plans, (D) the most recent description for each Benefit Plan for which such summary plan description is required and (C) each trust agreement and group annuity contract relating to any Benefit Plan.

    (ii) All Pension Plans (other than Foreign Benefit Plans as defined in
Section 4.10(v)) ("U.S. Pension Plans) have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"), or are standardized prototype plans which properly rely on such determination letters of the plans' sponsor and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any event occurred, nor has any such U.S. Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualifications.

    (iii) Each Benefit Plan has been administered in compliance with its terms and applicable provisions of ERISA and the Code except for any instances of non-compliance that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any Benefit Plans have engaged in any prohibited transaction as defined in ERISA
Section 406 or Code Section 4975 that could have a Company Material Adverse Effect. No conditions exist in connection with any Benefit Plan (other than claims for benefits or contributions in the ordinary course) that could give rise to liability under ERISA or the Code that would reasonably be expected to have a Company Material Adverse Effect. None of the U.S. Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, and all minimum funding obligations have been made when due. Neither any of such Benefit Plans nor any of such trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last six years which could give rise to liability that would reasonably be expected to have a Company Material Adverse Effect. Neither the Company, any of its subsidiaries nor any entity required to be aggregated with the Company under Section 414 of the Code has incurred any liability under Title IV of ERISA (other than insurance premiums) that could reasonably be expected to have a Company Material Adverse Effect and that has not been satisfied as of the date hereof. Neither the Company nor any ERISA Affiliates has had any obligation to contribute to a multiemployer plan (as defined in ERISA Section 3(37) or Code
Section 414(f)) in the past six years.

    (iv) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in the Disclosure Schedule, each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its ERISA Affiliates or Significant Subsidiaries on or at any time after the consummation of the Offer.

    (v) With respect to any employee benefit plan, program or arrangement maintained the Company by an ERISA Affiliate or Significant Subsidiary that is maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens as to the United States (a "Foreign Benefit Plan"), each such Foreign Benefit Plan has been maintained in compliance with all applicable law other than any noncompliance that would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Benefit Plan other than any obligation that would not reasonably be expected to have a Company Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Benefit Plan which is required to be funded, determined as of the end of the most recently ended fiscal year of the Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Benefit Plan unless such excess would not reasonably be expected to have a Company Material Adverse Effect, and for each Foreign Benefit Plan which is not required to be funded, the obligations of such Foreign Benefit Plan are properly accrued on the balance sheets of the Company or the Significant Subsidiary unless such nonaccrual of the balance sheets would not reasonably be expected to have a Company Material Adverse Effect.

    SECTION 4.11. TAXES. Each of the Company and each of its Significant Subsidiaries has filed all Federal income tax returns and all other tax returns and reports required to be filed by it, except to the extent that a failure to file, in the individual or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. All such returns are complete and correct in all respects, other than any inaccuracy or incompleteness that, in the individual or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. The Company and each of its Significant Subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes shown to be due on such returns and reports except to the extent that a failure to pay, in the individual or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. The Company and each of its Significant Subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes for which no return was required to be filed, except to the extent that a failure to pay, in the individual or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. All taxes not previously paid do not exceed the reserve in the most recent financial statements contained in the SEC Documents for taxes payable by the Company and its Significant Subsidiaries for all taxable periods and portions thereof through the date of such financial statements by an amount that would reasonably be expected to result in a Company Material Adverse Effect. All liabilities for taxes incurred by the Company or any of its Significant Subsidiaries since the date of the most recent consolidated balance sheet included in the SEC Documents have been incurred in the ordinary course of business consistent with past practice, other than any liabilities for taxes that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Significant Subsidiaries in writing that would reasonably be expected to have a Company Material Adverse Effect, and no requests for waivers of the time to assess any such taxes are pending. The Federal income tax returns of the Company and each of its Significant Subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service for all years since 1994. As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, franchise, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever.

    SECTION 4.12. NO EXCESS PARACHUTE PAYMENTS. Other than payments that may be made to the persons previously disclosed in writing to Parent, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

    SECTION 4.13. VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock approving the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and the Transactions.

    SECTION 4.14. STATE TAKEOVER STATUTES. The Board of Directors of the Company has (i) duly adopted a resolution exempting the Offer, the Merger and the Transactions from Section 3-602 of the MGCL and (ii) has amended the Company's By-laws such that the Offer, the Merger and the Transactions are exempt from the provisions of 3-702 of the MGCL. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement or any of the Transactions.

    SECTION 4.15. BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Compass Partners International, LLC ("Compass"), the fees and expenses of which shall be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company's current estimate of fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the Transactions (including the fees of the Company's legal counsel) are set forth in Section 4.15 of the Disclosure Schedule hereto. A true and complete copy of the engagement letter between the Company and Compass has been provided to Parent.

    SECTION 4.16. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Compass, dated July 2, 1997, to the effect that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a signed copy of such opinion has been delivered to Parent.

    SECTION 4.17. INTELLECTUAL PROPERTY.

    (i) The Company and its Significant Subsidiaries own, license or otherwise have the right to use all copyrights, trade names, trademarks, service marks, trade secrets, know-how, designs, software, patents, licenses and other intellectual property rights (collectively, the "Intellectual Property") that are necessary to conduct the business of the Company and its Significant Subsidiaries as presently conducted free and clear of all Liens, other than those rights the absence of which individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. Section 4.17 of the Disclosure Schedule contains a list setting forth all material registered patents and trademarks and applications therefor that are owned by the Company or any of its Significant Subsidiaries. There are no material trade names, trademarks or service marks owned by the Company or any of its Significant Subsidiaries that are not registered or the subject of applications therefor.

    (ii) As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Company's knowledge, threatened against or affecting the Company or any of its Significant Subsidiaries, which challenges the legality, validity, enforceability of, or the Company's or any of its Significant Subsidiaries' use or ownership of any of the Intellectual Property owned by the Company or any of its Significant Subsidiaries or, to the Company's knowledge, licensed to the Company or to any of its Significant Subsidiaries, other than any such suit, action or proceeding that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

    (iii) The conduct of the Company's and its Significant Subsidiaries' business, the Intellectual Property owned or used by the Company and its Significant Subsidiaries, and the products or services produced, sold or licensed by the Company and its Significant Subsidiaries do not infringe, violate or misappropriate any Intellectual Property right or any other proprietary right of any person or give rise to any obligations to any person as a result of co-authority, co-authorship, co-inventorship, or any express or implied contract for any use or transfer, other than any such infringement, violation or appropriation that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

    SECTION 4.18. COMPLIANCE WITH LAWS. The Company and its Significant Subsidiaries are in material compliance with, and have not violated any applicable law, rule or regulation of any United States federal, state, local, or foreign government or agency thereof which materially affects the business, properties or assets of the Company and its Significant Subsidiaries, and no notice, charge, claim, action or assertion has been received by the Company or any of its Significant Subsidiaries or has been filed, commenced or, to the Company's knowledge, threatened against the Company or any of its Significant Subsidiaries alleging any such violation, except for any matter which could not reasonably be expected to have a Company Material Adverse Effect. All material licenses, permits and authorizations which are required under all laws, rules and regulations to conduct the Company's and its Significant Subsidiaries' operations as presently conducted are in full force and effect, no appeal nor any other action is pending to revoke any such permit, license or authorization, and the Company and its Significant Subsidiaries are in full compliance with all terms and conditions of all such permits, licenses and authorizations, except where the failure to have all such permits, licenses and other authorizations, the failure to be in full force and effect and in compliance therewith or the existence of any such appeal or other action would not reasonably be expected to have a Company Material Adverse Effect or prevent consummation of the Transactions.

    SECTION 4.19. ENVIRONMENTAL PROTECTION.

    (i) The Company and its Significant Subsidiaries have obtained all permits, licenses and other authorizations which are required under the Environmental Laws (as defined below) for the ownership, use and operation of each property owned, operated or leased by the Company and its Significant Subsidiaries (the "Property"), all such permits, licenses and authorizations are in full force and effect, no appeal nor any other action is pending to revoke any such permit, license or authorization, and the Company and its Significant Subsidiaries are in full compliance with all material terms and conditions of all such permits, licenses and authorizations, except where the failure to have all such permits, licenses and other authorizations, the failure to be in full force and effect and in compliance therewith or the existence of any such appeal or other action would not reasonably be expected to have a Company Material Adverse Effect.

    (ii) The Company and its Significant Subsidiaries are in compliance in all respects with all Environmental Laws, except where the failure to be in compliance therewith is not reasonably expected to individually or in any series of related occurrences result in a Company Material Adverse Effect.

    (iii) There is no suit, action, demand, claim or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Significant Subsidiaries nor, to the knowledge of the Company, is there any investigation by any Governmental Entity under way, in any case relating in any way to alleged noncompliance by the Company or any of its Significant Subsidiaries with, or liability of the Company or any of its Significant Subsidiaries under Environmental Laws.

    (iv) The Company and its Significant Subsidiaries have not, and to the Company's knowledge, no other person has, Released (as defined below), placed, stored, buried or dumped any material quantities of Hazardous Substances (as defined below) on, beneath or adjacent to the Property or, to the knowledge of the Company, any property formerly owned, operated or leased by the Company or its Significant Subsidiaries, except for the presence of such Hazardous Substances as could not reasonably be expected to have a Company Material Adverse Effect.

    (v) Neither the Company nor any of its Significant Subsidiaries has entered into any agreement that requires them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person for or against any liabilities or costs in connection with any currently pending or, to the Company's knowledge, currently threatened suit, action, notice, proceeding or investigation relating to alleged noncompliance with, or liability under, Environmental Laws.

    (vi) The Company and its Significant Subsidiaries have not received any written notice or written order from any Governmental Entity or private entity advising them that they are responsible for or potentially responsible for cleanup or paying for the cost of Cleanup of any Hazardous Substances and neither the Company nor any Significant Subsidiary has entered into any agreements concerning such Cleanup, nor is the Company aware of any material facts which the Company has specific grounds to believe will give rise to such notice, order or agreement.

    (vii) As used in this Agreement: "Cleanup" shall mean all actions required to (a) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment, (b) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform pre-remedial studies and investigations and post-remedial monitoring and care, (d) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment or (e) any administrative, judicial, or other proceedings related to the above. "Environmental Laws" shall mean all applicable foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or human health and safety, including laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources; "Hazardous Substance" means: (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "restricted hazardous materials", "extremely hazardous substances", "toxic substances", "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated by any Environmental Law; and "release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, Leaching or migration into the indoor or outdoor environment including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

    SECTION 4.20. LABOR RELATIONS AND EMPLOYMENT. Except as set forth in Section
4.20 of the Disclosure Schedule, (i) there is no labor strike, or material dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of the Company, threatened against or affecting the business of the Company and its Significant Subsidiaries and during the past five years there has not been any such action that was material to the Company; (ii) to the knowledge of the Company, no union claims to represent the employees of the Company and its Significant Subsidiaries; (iii) neither the Company nor any Significant Subsidiary of the Company is a party to or bound by any collective bargaining or similar agreement with any labor organization, and no work rules or practices agreed to with any labor organization or employee association are applicable to employees of the Company or any Significant Subsidiary; (iv) to the knowledge of the Company, none of the employees of the Company or any Significant Subsidiary is represented by any labor organization; (v) there is no unfair labor practice charge or complaint against the Company or any Significant Subsidiary pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency which, if adversely determined, would reasonably be expected to have a Company Material Adverse Effect; (vi) there is no grievance arising out of any collective bargaining agreement or other grievance procedure which, if adversely determined, would reasonably be expected to have a Company Material Adverse Effect; (vii) to the knowledge of the Company, no charges with respect to or relating to the Company or any Significant Subsidiary are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful practices which, if adversely determined, would reasonably be expected to have a Company Material Adverse Effect; and (viii) the Company has not received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any Significant Subsidiary and, to the knowledge of the Company, no such investigation is in progress.

    SECTION 4.21. CONTRACTS. Each material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Significant Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Material Contracts") is a valid and binding obligation of the Company or such Significant Subsidiaries, as applicable, and in full force and effect, except where failure to be valid and binding and in full force and effect would not reasonably be expected to have a Company Material Adverse Effect, and there are no defaults by the Company or any of its Significant Subsidiaries or, to the Company's knowledge, any other party thereto, thereunder, except those defaults that would not reasonably be expected to have a Company Material Adverse Effect.

    SECTION 4.22. INVENTORY. Except as disclosed in Section 4.22 of the Disclosure Schedule hereto, all inventory reflected on the most recent unaudited balance sheet of the Company and all inventory acquired since the date of such balance sheet, in either instance, other than inventory sold in the ordinary course of business consistent with past practice is, as of the date hereof, the property of the Company and its subsidiaries, free and clear of any Lien, other than statutory Liens being contested in good faith, has not been pledged as collateral, and is not held on consignment from others. Except as disclosed on
Schedule 4.22 hereto, all inventories held by the Company and its subsidiaries at any location are (a) valued on the most recent unaudited balance sheet of the Company at lower of cost or market, (b) except to the extent of any reserve therefor on the most recent audited balance sheet of the Company, based on the Company's experience, not obsolete, slow-moving, or damaged.

    SECTION 4.23. BALANCE SHEET RESERVES. The reserves for accounts receivable reflected in the most recent audited balance sheet of the Company have been established in accordance with GAAP and such reserves, taken as a whole, based on the Company's experience, are adequate to cover any losses relating to collectibility of accounts receivable.

    SECTION 4.24. FOREIGN CORRUPT PRACTICES ACT. Neither the Company nor any of its Significant Subsidiaries, nor, to the Company's knowledge, any director, officer or employee of the Company or any of its Significant Subsidiaries has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub jointly and severally represent and warrant to the Company as follows:

    SECTION 5.01. STANDING AND CORPORATE POWER. Each of Parent and Sub is a corporation validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted.

    SECTION 5.02. AUTHORITY; NONCONTRAVENTION. Parent and Sub have all the requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms. The execution and delivery of the Operative Agreements do not, and the consummation of the Transactions and compliance with the provisions of the Operative Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under,
(i) the certificate of incorporation or by-laws of Parent or Sub or the comparable charter or organizational documents of any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens or judgments, orders, decrees, statutes, laws, ordinances, rules or regulations that individually or in the aggregate would not (x) have a material adverse effect on Parent and its subsidiaries taken as a whole, (y) impair the ability of Parent and Sub to perform their respective obligations under this Agreement or (z) prevent the consummation of any of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any other subsidiary of Parent in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the Transactions, except for (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of the Offer Documents and such reports under Sections 13 and 16(a) of the Exchange Act as may be required in connection with the Operative Agreements and the Transactions, (iii) the filing of the Certificate of Merger with the Maryland Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) all necessary consents and approvals from each of the Customs Service Bureau and the Bureau of Alcohol, Tobacco and Firearms applicable to the Merger and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states.

    SECTION 5.03. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Information Statement or the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the meeting of the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

    SECTION 5.04. BROKERS. No broker, investment banker, financial advisor or other person, other than NatWest Markets Corporate Finance Advisory Limited, the fees and expenses of which shall be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Sub.

    SECTION 5.05. FINANCING. Parent and Sub have readily available all of the funds necessary to consummate the Offer and the Merger on the terms contemplated by the Operative Agreements, and, at the expiration of the Offer and the Effective Time of the Merger, Parent and Sub shall have available all of the funds necessary for the acquisition of all shares of Common Stock pursuant to the Offer and the Merger, as the case may be, and to perform their respective obligations under this Agreement.

                                   ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    SECTION 6.01. CONDUCT OF BUSINESS.

    (a) ORDINARY COURSE. During the period from the date of this Agreement to the earlier of the Effective Time of the Merger and the appointment or election of Sub's designees to the Company Board pursuant to Section 7.06 (such earlier time, the "Control Time"), the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time of the Merger. Without limiting the generality of the foregoing, except as contemplated by this Agreement or otherwise approved in writing by Parent, during the period from the date of this Agreement to the Control Time, the Company shall not, and shall not permit any of its subsidiaries to:

        (i) (A) declare, set aside or pay any dividends on (except for the regularly quarterly dividends of $.06 per share), or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than the issuance of Common Stock upon the exercise of Stock Options outstanding on the date of this Agreement in accordance with their present terms;

       (iii) amend its charter, by-laws or other comparable charter or organizational documents;

        (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

        (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien (except for such Liens required by law) or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice;

        (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and pursuant to existing agreements, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

       (vii) make or agree to make any new capital expenditure or expenditures not contemplated by the Company's current budget, as such budget is set forth in Section 6.01 of the Disclosure Schedule;

      (viii) (A) grant to any officer of the Company or any of its subsidiaries any increase in compensation, except as was required under employment agreements in effect as of January 26, 1997, (B) grant to any officer of the Company or any of its subsidiaries any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of January 26, 1997, (C) except as set forth in
    Section 6.01 of the Disclosure Schedule, enter into any employment, severance or termination agreement with any officer of the Company or any of its subsidiaries or (D) amend any Benefit Plan in any respect;

        (ix) make any change in accounting methods, principles or practices materially affecting the Company's assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles;

        (x) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms;

        (xi) except in the ordinary course of business, modify, amend or terminate any Material Contract or waive or release or assign any material rights or claims under any Material Contract;

       (xii) make any material tax election or settle or compromise any material income tax liability; or

      (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

    (b) OTHER ACTIONS. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 6.02, any of the conditions to the Offer set forth in Exhibit A, or any of the conditions to the Merger set forth in Article VIII, not being satisfied.

    (c) ADVICE OF CHANGES. The Company shall promptly advise Parent orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a Company Material Adverse Effect.

    SECTION 6.02. NO SOLICITATION. (a) The Company shall not, nor shall it permit any officer or director of the Company or any officer or director of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit or initiate the submission of, any Takeover Proposal (as defined below), (ii) except as provided in Section 6.02(b), enter into any agreement with respect to any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any Takeover Proposal, or take any other action to solicit or initiate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that prior to the acceptance for payment of shares of Common Stock pursuant to the Offer, the Company may, after taking into account the advice of outside counsel, in response to an unsolicited written bona fide Takeover Proposal which contains no financing condition from a person that the Company Board reasonably believes has the financial ability to make a Superior Proposal (as defined in Section 6.02(b)), subject to compliance with Section 6.02(c), furnish non-public information with respect to the Company to such person pursuant to a customary confidentiality agreement and participate in discussions or negotiations with such person. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer or director of the Company or any of its subsidiaries or any investment banker/attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.02(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means any written proposal for a merger or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the equity securities of the Company or more than 20% of the Company's consolidated total assets, other than the Transactions.

    (b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee of the Offer, this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, the Company Board, may approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger) a Superior Proposal. For purposes of this Agreement, "Superior Proposal" means a bona fide Takeover Proposal which contains no financing condition made by a third party on terms which the Company Board determines in its good faith judgment, after taking into account the written advice of the Company's investment banker, to be more favorable to the Company's stockholders than the Offer and the Merger.

    (c) The Company shall promptly advise Parent orally and in writing of any Takeover Proposal or any inquiry with respect to or which it believes would be reasonably likely to lead to any Takeover Proposal unless the Company Board is advised by outside legal counsel that the furnishing of such advice would be inconsistent with the legal obligations of the Company Board. The Company shall keep Parent informed of the status of any such Takeover Proposal or inquiry.

    (d) Nothing in this Section 6.02 shall prevent the Company and the Company Board from complying with Rule 14e-2 under the Exchange Act, or issuing a communication meeting the requirements of Rule 14d-9(e) under the Exchange Act, with respect to any tender offer or otherwise prohibit the Company from making any public disclosures required by law or the requirements of the New York Stock Exchange; provided, however, that the Company may not, except as permitted by
Section 6.02(b), withdraw or modify its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

    SECTION 7.01. STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT. (a) If stockholder approval of the Merger is required by law, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of the Offer, or the Merger as permitted by Section 6.02(b), the Company shall, at Parent's request, as soon as practicable following Sub's purchase of shares of Common Stock in the Offer satisfying the Minimum Condition, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of the approval of the Merger and adoption of this Agreement. The Company shall, through the Company Board, recommend to its stockholders the approval of the Merger, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of the Offer or the Merger as permitted by Section 6.02(b). Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of Common Stock the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with Section 3-106 of the MGCL.

    (b) If stockholder adoption of this Agreement is required by law, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of the Offer or the Merger as permitted by Section 6.02(b), the Company shall, at Parent's request, as soon as practicable following Sub's purchase of shares of Common Stock in the Offer satisfying the Minimum Condition, prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable efforts to respond to any comments of the SEC or its staff and, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of the Offer or the Merger as permitted by Section 6.02(b), to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after such filing. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the adoption of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, this Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

    (c) Parent shall cooperate with the Company in preparing the Proxy Statement and shall promptly furnish to the Company all information as may be requested in connection therewith and Parent shall cause all shares of Common Stock purchased pursuant to the Offer and all other shares of Common Stock owned by Sub or any other subsidiary of Parent to be voted in favor of the adoption of this Agreement.

    SECTION 7.02. ACCESS TO INFORMATION; CONFIDENTIALITY. The Company shall, and shall cause each of its Significant Subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time of the Merger to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Significant Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. All such information shall be held in accordance with the confidentiality agreement (the "Confidentiality Agreement") dated January 6, 1997.

    SECTION 7.03. REASONABLE EFFORTS; NOTIFICATION. (a) Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by Section 6.02(b), the Company Board approves or recommends a Superior Proposal, each of the parties shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging any Operative Agreement or the consummation of any of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Operative Agreements. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger or any Operative Agreement or any of the other Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, any Operative Agreement or any other Transaction, take all action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Operative Agreements and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions. Notwithstanding the foregoing, the Company Board shall not be prohibited from taking any action permitted by Section 6.02(b).

    (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or
(ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

    SECTION 7.04. STOCK OPTIONS. (a) Either prior to or as soon as practicable following the consummation of the Offer, the Company Board (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Stock Options heretofore granted under any stock option program or arrangement of the Company (collectively, the "Stock Plans") or any other stock option plan to provide that, at the Effective Time of the Merger, each Stock Option outstanding immediately prior to the acceptance for payment of shares of Common Stock pursuant to the Offer (whether or not vested) shall be canceled in exchange for a cash payment by the Company of, or can only be exercised for net cash equal to, an amount equal to (i) the excess, if any, of (A) the price per share of Common Stock to be paid pursuant to the Offer over (B) the exercise price per share of Common Stock subject to such Stock Option, multiplied by (ii) the number of shares of Common Stock for which such Stock Option shall not theretofore have been exercised. The Company represents and warrants that no consents of the holders of the Stock Options are necessary to effectuate the foregoing cash-out. After the date of this Agreement, neither the Company Board nor any committee thereof shall cause any Stock Option to become exercisable as a result of the execution of the Operative Agreements or the consummation of the Transactions.

    (b) All amounts payable pursuant to this Section 7.04 shall be subject to any required withholding of taxes and shall be paid without interest.

    (c) The Stock Plans shall terminate as of the Effective Time of the Merger, and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time of the Merger, and the Company shall ensure that following the Effective Time of the Merger no holder of a Stock Option or any participant in any Stock Plan or other Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

    SECTION 7.05. INDEMNIFICATION. (a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses (including attorney's fees and expenses), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer, director or employee of the Company or any of its subsidiaries, whether such Claim pertains to any matter or fact arising, existing or occurring at or prior to the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the Merger, the Offer, the Operative Agreements or the other transactions contemplated hereby or by the Operative Agreements, in the case of either clause (i) or (ii) to the full extent the Company would have been permitted under Maryland law and its Restated Certificate of Incorporation and By-Laws to indemnify such person (and Parent shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under such Restated Certificate of Incorporation or By-Laws, upon receipt of any undertaking required by such Restated Certificate of Incorporation, By-Laws or applicable law). Any Indemnified Party wishing to claim indemnification under this Section 7.05(a), upon learning of any Claim, shall notify Parent (but the failure so to notify Parent shall not relieve it from any liability which Parent may have under this
Section 7.05(a) except to the extent such failure prejudices Parent) and shall deliver to Parent any undertaking required by such Restated Certificate of Incorporation, By-Laws or applicable law. Parent shall use its best efforts to assure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in the Company's Restated Certificate of

Incorporation and By-Laws, as in effect as of the date hereof, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Operative Agreements), shall survive the Merger. The obligations of Parent described in this Section 7.05(a) shall continue in full force and effect, without any amendment thereto, for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; and provided, further, that nothing in this Section 7.05(a) shall be deemed to modify applicable Maryland law regarding indemnification of former officers and directors. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

    (b) Parent and the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Parent and the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties in all material respects so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including, the Effective Time, provided that, in the event that any Claim is asserted or made within such six-year period, such insurance shall be continued in respect of any such Claim until final disposition of any and all such Claims, provided, further, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by Parent for such insurance.

    (c) The obligations of Parent and the Surviving Corporation under this
Section 7.05 are intended to benefit, and be enforceable against Parent and the Surviving Corporation directly by, the Indemnified Parties, and shall be binding on all respective successors of Parent and the Surviving Corporation.

    SECTION 7.06. DIRECTORS. Promptly upon the acceptance for payment of, and payment by Sub for, any shares of Common Stock pursuant to the Offer (which constitute at least the Minimum Condition), Sub shall be entitled to designate such number of directors on the Company Board as shall give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Common Stock so accepted for payment and paid for by Sub plus the number of shares of Common Stock otherwise owned by Sub or any other subsidiary of Parent bears to (ii) the number of such shares outstanding, and the Company shall, at such time, cause Sub's designees to be so elected. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company Board as provided above. The provisions of this Section 7.07 are in addition to and shall not limit any rights which Sub, Parent or any of their affiliates may have as a holder or beneficial owner of shares of Common Stock as a matter of law with respect to the election of directors or otherwise.

    SECTION 7.07. FEES AND EXPENSES. (a) Except as provided in paragraphs (b) and (c) below and in Section 7.09, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

    (b) The Company shall pay to Parent, upon demand, a fee of:

    (x) $20 million (the "Termination Fee"), payable in same day funds, if:

       (i) this Agreement shall be terminated pursuant to Section 9.01(b)(i) as a result of the existence of any condition set forth in paragraph (d) of Exhibit A;

       (ii) (A) after the date of this Agreement, any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent, Sub, any of their respective affiliates or other persons with whom any of the foregoing is part of a group, shall have publicly made a Takeover Proposal, (B) the Offer shall have remained open until at least the scheduled expiration date immediately following the date such Takeover Proposal is made (and in any event for at least ten business days following the date such Takeover Proposal is made), (C) the Minimum Tender Condition shall not have been satisfied at the expiration of the Offer, (D) this Agreement shall thereafter be terminated pursuant to Section 9.01(b)(i) and
    (E) the Company Board, within 10 business days after the public announcement of such Takeover Proposal, either fails to recommend against acceptance of such Takeover Proposal by the Company's shareholders or announces that it takes no position with respect to the acceptance of such Takeover Proposal by the Company's shareholders; or

       (iii) this Agreement shall be terminated pursuant to Section 9.01(c) or 9.01(d) (but, only if, in the case of paragraph (f) of Exhibit A, where such condition existed on the date of this Agreement); or

    (y) in the event this Agreement is terminated pursuant to Section 9.01(d) as a result of any condition set forth in paragraph (f) of Exhibit A, and provided that no Termination Fee is or would become payable hereunder, the Company shall pay to Parent all Parent Expenses up to and including $1,000,000. For purposes of this Section 7.07(b)(y), "Parent Expenses" shall mean all out-of-pocket fees and expenses (including, without limitation, all travel expenses and all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Parent) incurred or paid by or on behalf of Parent in connection with or leading to this Agreement, the transactions contemplated hereby, and performing or securing performance of the obligations of Parent hereunder, including, without limitation, such fees and expenses related to preparation and negotiation of documentation.

    (c) In the event this Agreement is terminated, the Offer is terminated or the Merger does not occur, solely due to a breach by Parent or Sub of any of its covenants, agreements or obligations hereunder, without limitation of any other rights or remedies available to the Company at law or in equity, Parent and Sub shall pay to the Company, upon demand, all Expenses of the Company up to and including $4,000,000. For purposes of this Section 7.07(c), "Expenses" shall mean all out-of-pocket fees and expenses (including, without limitation, all travel expenses and all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to the Company) incurred or paid by or on behalf of the Company in connection with or leading to this Agreement, the transactions contemplated hereby, and performing or securing performance of the obligations of the Company hereunder, including, without limitation, such fees and expenses related to preparation and negotiation of documentation.

    SECTION 7.08. PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

    SECTION 7.09. TRANSFER TAXES. Parent shall pay or cause Sub to pay any state or local taxes, use, transfer tax or similar tax (including any real property transfer or gains tax) payable in connection with the consummation of the Offer and/or the Merger (collectively, the "Transfer Taxes"). The Company agrees to cooperate with Parent or Sub, as the case may be, in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the assets giving rise to such Transfer Taxes shall be agreed to by the Company and Parent.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) STOCKHOLDER APPROVAL. If required by applicable law, this Agreement and the Merger shall have been approved by the affirmative vote or consent of the holders of a majority of the outstanding shares of Common Stock in accordance with applicable law and the Company's Charter.

    (b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

    (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

    (d) OTHER GOVERNMENTAL CONSENTS. The Company and Parent shall have received all necessary consents and approvals from each of the Customs Service Bureau and the Bureau of Alcohol, Tobacco and Firearms applicable to the Merger.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 9.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the stockholders of the
Company:

    (a) by mutual written consent of Parent and the Company;

    (b) by either Parent or the Company:

       (i) if Sub shall not have purchased that number of shares which constitutes the Minimum Tender Condition of Common Stock pursuant to the Offer prior to December 31, 1997; PROVIDED, HOWEVER, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the purchase of shares of Common Stock pursuant to the Offer or the consummation of the Merger; or

       (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of shares of Common Stock pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

       (iii) if the Merger shall not have consummated by April 30, 1998 or such later date mutually agreed to by the parties; PROVIDED, HOWEVER, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the purchase of shares of Common Stock pursuant to the Offer or the consummation of the Merger; PROVIDED, FURTHER, HOWEVER, that the right to terminate this Agreement pursuant to this Section 9.01(b)(iii) shall not be available to any party whose failure to perform any obligations under this Agreement results in the failure of the Merger to be consummated by such time;

    (c) by the Company if (x) to the extent permitted by Section 6.02(b), the Company Board approves or recommends a Superior Proposal and (y) prior to or contemporaneously with such termination, the Company pays to Parent an amount in cash equal to the Termination Fee;

    (d) by Parent or Sub if Sub terminates the Offer as a result of the occurrence of any event set forth in paragraphs (d), (f) and (g) of Exhibit A to this Agreement;

    (e) by the Company if Sub terminates the Offer as a result of the occurrence of any event set forth in paragraph (a), (b), (c), (e), (f) or (g) of Exhibit A to this Agreement;

    (f) by the Company in the event the Company has convened a Stockholders Meeting in accordance with Section 7.01 and the Merger and this Agreement have not been approved by the affirmative vote or consent of the holders of the requisite number of outstanding shares of Common Stock in accordance with applicable law and the Company's Charter;

    (g) by the Company if Sub (A) shall have failed to commence the Offer within the time required under the Exchange Act or (B) shall have failed to pay for any Common Stock accepted for payment pursuant to the Offer and, in the case of clause (B), Sub shall have failed to make such payment within three business days of receipt of written notice thereof from the Company; PROVIDED, HOWEVER, that any such failure is not caused by a material breach by the Company; or

    (h) by the Company if Parent or Sub fail to perform in any material respect any provision of this Agreement and Parent or Sub have failed to perform such obligation or cure such breach within 10 business days of its receipt of written notice from the Company and such failure to perform has not been waived in accordance with the terms of this Agreement; PROVIDED, HOWEVER, that such failure to perform is not caused by a material breach by the Company.

    SECTION 9.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 4.15, Section 5.04, the last sentence of Section 7.02,
Section 7.07, this Section 9.02 and Article IX and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Operative Agreements.

    SECTION 9.03. AMENDMENT. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    SECTION 9.04. EXTENSION; WAIVER. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 9.03, waive
compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

    SECTION 9.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement to Section 9.03 or an extension or waiver pursuant to Section 9.04 shall, in order to be effective, require (a) in the case of Parent or Sub action by a majority of its respective Board of Directors and (b) in the case of the Company, action by a majority of the members of the Board of Directors of the Company who were members thereof on the date of this Agreement and remain as such hereafter; PROVIDED, HOWEVER,that in the event that Sub's designees are appointed or elected to the Board of Directors of the Company as provided in
Section 7.06, after the acceptance for payment of shares of Common Stock pursuant to the Offer and prior to the Effective Time of the Merger, the affirmative vote of a majority of the Directors who are not Sub's, designees or appointees as provided in Section 7.06, in lieu of the vote required pursuant to clause (b) above, shall be required to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement or (iii) extend the time for performance or Parent's and Sub's respective obligations under this Agreement.

                                   ARTICLE X

                               GENERAL PROVISIONS

    SECTION 10.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger. This
Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

    SECTION 10.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Sub, to

    BAA plc
    Stockley House
    130 Wilton Road
    London SW1V 1LQ
    Attention: Robert Herga

    with a copy to:

    Cahill Gordon & Reindel
    80 Pine Street
    New York, NY 10005

    Attention: Stephen A. Greene, Esq.

    (b) if to the Company, to

    Duty Free International, Inc.
    63 Copps Hill Road
    Ridgefield, CT 06877

    Attention: Lawrence Caputo, Esq.

    with a copy to:

    Morgan, Lewis & Bockius LLP
    101 Park Avenue
    New York, NY 10178-0060

    Attention: Stephen P. Farrell, Esq.

    SECTION 10.03. DEFINITIONS. For purposes of this Agreement:

    An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

    "material" means, when used in connection with the Company or Parent, material to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, and the term "materially" has a correlative meaning.

    "material adverse change" or "material adverse effect" means, when used in connection with the Parent, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of such party and its subsidiaries taken as a whole.

    "Operative Agreements" means this Agreement, the Stockholder Agreement, the Option Agreement, the Offer Documents and any other documents necessary to consummate the Merger.

    "person" means an individual, corporation, partnership, company, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

    A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

    SECTION 10.04. INTERPRETATION. When a references is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include, "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

    SECTION 10.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 10.06. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. The Operative Agreements and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of the Operative Agreements and (b) except for the provisions of Article III with respect to the Paying Agent and Section 7.05, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

    SECTION 10.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

    SECTION 10.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    SECTION 10.09. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Maryland, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Maryland in the event any dispute arises out of any Operative Agreement or any of the Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to any Operative Agreement or any of the Transactions in any court other than a Federal or state court sitting in the State of Maryland.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                                BAA PLC

                                                By:
---------------------------------
                                                    Name:
                                                    Title:
                                                W & G ACQUISITION CORPORATION

                                                By:
---------------------------------
                                                    Name:
                                                    Title:
                                                DUTY FREE INTERNATIONAL, INC.

                                                By:
---------------------------------
                                                    Name:
                                                    Title:

                                                                       EXHIBIT A

                            CONDITIONS OF THE OFFER

    Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Common Stock after the termination or withdrawal of the Offer), to pay for any shares of Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Common Stock which would represent at least a majority of the Fully Diluted Shares (the "Minimum Tender Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of shares of Common Stock pursuant to the Offer shall have expired or been terminated. The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

        (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (including, without limitation, the Department of the Treasury, the Customs Service Bureau and the Bureau of Alcohol, Tobacco and Firearms) or any other person (in the case of any suit, action or proceeding by a person other than a Governmental Entity, such suit, action or proceeding having a reasonable likelihood of success) (i) challenging the acquisition by Parent or Sub of any shares of Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other Transactions, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Offer, the Merger or any of the other Transactions, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock, including the right to vote the Common Stock purchased by it on all matters properly presented to the stockholders of the Company, or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries, or (v) which otherwise is reasonably likely to prevent consummation of the Transactions;

        (b) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued (each of the foregoing, a "Legal Event") with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (i) Parent, the Company or any of their respective subsidiaries or (ii) the Offer, the Merger or any of the other Transactions by any Governmental Entity or before any court or governmental authority, agency or tribunal, domestic or foreign, that has a substantial likelihood of resulting, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

        (c) since the date of this Agreement there shall have occurred any material adverse change, or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in a material adverse change, in the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole other than changes resulting from currency exchange rate fluctuations, customs, tax and duty law changes and changes relating to the economy in general and to the Company's industry in general and not specifically relating to the Company or any of its Subsidiaries;

        (d) (i) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Superior Proposal or (ii) the Company Board or any committee thereof shall have resolved to do any of the foregoing;

        (e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the London Stock Exchange, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or involving the United Kingdom and, in the case of armed hostilities involving the United Kingdom, having, or which could reasonably be expected to have, a substantial continuing general effect on business and financial conditions in the United Kingdom, (iv) any limitation (whether or not mandatory) by any United States or the United Kingdom governmental authority on the extension of credit generally by banks or other financial institutions or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

        (f) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made as of such time and the failure to be so true and correct or so true and correct in any material respect is a Company Material Adverse Effect, and except with respect to representations and warranties made as of an earlier time;

        (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement and such failure would result in a Company Material Adverse Effect; or

        (h) the Merger Agreement shall have been terminated in accordance with its terms.

    Subject to Section 1.01(a), the foregoing conditions (i) may be asserted by Parent and Sub regardless of the circumstances giving rise to such condition and
(ii) are for the sole benefit of Parent and Sub and may be waived by Parent or Sub, in whole or in part at any time and from time to time in the sole discretion of Parent or Sub. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                        ANNEX II

                     COMPASS PARTNERS INTERNATIONAL, L.L.C.
                              599 Lexington Avenue
                                   38th Floor
                               New York, NY 10022
                            Tel. No.: (212) 702-9800
                            Fax No.: (212) 702-9587

                                              July 2, 1997

Board of Directors
Duty Free International, Inc.
63 Copps Hill Road
Ridgefield, CT 06877

Members of the Board:

    BAA plc ("Parent"), W&G Acquisition Corporation ("Sub"), a wholly owned subsidiary of Parent, and Duty Free International, Inc. (the "Company") propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Sub will make a tender offer (the "Offer") for all the issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of the Company and, subsequent to the consummation of the Offer, Sub will be merged with and into the Company (the "Merger"). Each Share acquired pursuant to the Offer will be purchased for, and each outstanding Share (other than Shares held by Parent, Sub or any other subsidiary of Parent) will be converted at the effective time of the Merger into the right to receive, cash consideration of $24.00 per share. In connection with the Offer and the Merger, Parent and the Company also propose to enter into an agreement (the "Stock Option Agreement") pursuant to which the Company will grant to Parent an option to acquire up to 5,434,367 newly issued Shares, representing approximately 19.9% of the Shares outstanding, upon the occurrence of certain events. In addition, Parent, Sub and certain holders of shares propose to enter into an agreement (the "Shareholders' Agreement") pursuant to which such holders will agree to take certain actions to support the consummation of the Offer and the Merger.

    You have requested our opinion as to the fairness, from a financial point of view, of the cash consideration to be received by the holders of Shares in the Offer and the Merger.

    In arriving at our opinion, we have (a) reviewed certain publicly available financial statements and other business and financial information relating to the Company that we believe to be relevant to our inquiry, including the Company's Forms 1 O-K for the three years ended January 31, 1997 and its Form I O-Q for the fiscal quarter ended April 30, 1997; (b) reviewed certain financial analyses, financial forecasts, reports and other information prepared by the management of the Company; (c) conducted discussions with members of management of the Company concerning the Company's historical and current operations, financial condition and prospects and such other matters we deemed relevant; (d) reviewed the historical financial information and stock price data of the Company and compared such financial data with similar information for certain other companies we deemed relevant; (e) reviewed the financial terms of the Offer and the Merger and compared such financial terms with similar information for other selected acquisitions we deemed relevant; (f) reviewed drafts dated July 2, 1997 of the Merger Agreement, the Stock Option Agreement and the Shareholders' Agreement; and (g) conducted such other studies, analyses and investigations as we deemed appropriate.

    In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us or publicly available and have not assumed any responsibility for the independent verification of any such information. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or assets of the Company. We have, with your consent, assumed that the financial forecasts provided to us were reasonably prepared by the Company's management on bases reflecting the best currently available estimates and good faith judgments of such management as to the future financial performance of the Company. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with such materials. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    Compass Partners International, L.L.C. is acting as exclusive financial advisor to the Company in connection with the Offer and the Merger and will receive a fee from the Company for our services.

    It is understood that this letter is for the information of the Board of Directors of the Company. Our opinion does not constitute a recommendation to any holder of Shares as to whether such holder should tender any Shares pursuant to the Offer or how such holder should vote on the Merger.

    On the basis of, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the cash consideration to be received by the holders of Shares in the Offer and the Merger is fair, from a financial point of view, to such holders.

                                          Very truly yours,
                                          COMPASS PARTNERS INTERNATIONAL, L.L.C.

                         DUTY FREE INTERNATIONAL, INC.
                               63 COPPS HILL ROAD
                         RIDGEFIELD, CONNECTICUT 06877
                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 2, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Brian Collie and Robert Herga, jointly and severally, proxies for the undersigned with full power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side of this card, all shares of the common stock par value $.01 per share (the "Shares") of Duty Free International, Inc. the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on September 2, 1997 at 63 Copps Hill Road, Ridgefield, Connecticut 06877, commencing at 9 a.m., Eastern Daylight Time, or at any postponement or adjournment thereof. The proxies may vote in their discretion upon such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENTS/ADDRESS BOX ON
REVERSE SIDE                                                           (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                                                                                                             Please Mark
  The shares represented by this proxy will be voted as directed by the stockholder. Where no     /X/         your votes
 voting instructions are given, the shares represented by this Proxy will be voted FOR Item 1.                    as
                                                                                                                 this

Item 1--Approve the Merger Agreement as described in the Company's Proxy Statement.   FOR / /  AGAINST / /  ABSTAIN / /
The Board of Directors unanimously recommends a vote FOR the Merger Agreement.
Item 2--In the discretion of the Board of Directors, upon such other business as may be properly brought before the Special Meeting or any postponement or adjournment thereof.

                                                                       If you plan to attend the Special Meeting, please check
                                                                       this box  / /

                                                                                            COMMENTS/ADDRESS  / /
                                                                                                 CHANGE
                                                                       Please mark this box if you have written comments/address
                                                                                      change on the reverse side.

Receipt is hereby acknowledged of the Notice of Special Meeting and Proxy Statement of Duty Free International, Inc.



Signature(s) _____________________________________________  Date _______________
Please mark, date and sign as your name appears opposite and return it in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signer is a corporation, please sign full corporate name.